Filed pursuant to Rule 424(b)(3)
File No. 333-268093

PGIM PRIVATE CREDIT FUND

SUPPLEMENT NO. 3 DATED AUGUST 20, 2024

TO THE PROSPECTUS DATED APRIL 29, 2024

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of PGIM Private Credit Fund (the “Fund”), dated April 29, 2024 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are:

•	to update the Prospectus; and
•	to include our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

Before investing in our Common Shares, you should read carefully the Prospectus and this Supplement and consider carefully our investment objective, risks, charges and expenses. You should also carefully consider the “Risk Factors” beginning on page 26 of the Prospectus before you decide to invest in our Common Shares.

Updates to Prospectus

On August 12, 2024, the Fund's Board of Trustees approved the Fund's use of PGIM Fixed Income, the primary fixed income asset management unit of PGIM Inc. (the “Subadviser” or “PGIM”), to provide investment management services to the portion of the Fund’s investments allocated to broadly syndicated loans.

PGIM Fixed Income is a global asset manager offering a range of fixed income strategies and products with $805.4 billion in assets under management as of June 30, 2024. The firm is headquartered in Newark, New Jersey, U.S.A. with affiliated offices across the globe, including in Amsterdam, Hong Kong, London, Munich, Paris, Singapore, Stockholm, Sydney, Tokyo, and Zurich. PGIM Fixed Income and its predecessors have been managing fixed income portfolios for more than 140 years with Senior Investment Professionals averaging 29 years of investment experience, and the business is supported by more than 1,000 employees globally.

As a result of the addition of PGIM Fixed Income, there are certain changes to the Fund’s risk factors and portfolio management information, as set forth below.

I.	The following replaces the second paragraph on the cover of the Prospectus.

PGIM Investments LLC (the “Manager” or “PGIM Investments”) serves as the investment manager to the Fund. The Manager has engaged PGIM, Inc. (the “Subadviser” or “PGIM”) as subadviser to provide day-to-day management of the Fund’s portfolio, primarily through PGIM Private Capital (“PPC”), the private credit arm of PGIM, and PGIM Fixed Income, the primary fixed income asset management unit of PGIM. The Fund’s investment objective is to seek to generate current income and, to a lesser extent, long-term capital appreciation.

II.	The following replaces the answer in response to the question “Who is the Subadviser?” in the “Prospectus Summary” section of the Prospectus.

Prudential’s investment management business, PGIM, is one of the top ten asset managers worldwide, managing more than $1.298 trillion of assets as of December 31, 2023 and providing deep asset class expertise to meet its clients’ investment objectives. PGIM is an indirect, wholly-owned subsidiary of Prudential that was organized in 1984. PGIM provides day-to-day management of the Fund’s portfolio primarily through PPC, its dedicated private credit asset management business unit, and PGIM Fixed Income, the global asset manager of PGIM that focuses on fixed income strategies. The Manager is permitted to allocate portions of the Fund’s portfolio to any of the business units within PGIM.

Established in 1925, PPC is a leading source of private debt for public and private companies and is the private credit arm of PGIM. As of December 31, 2023, PPC managed a $101.5 billion portfolio of private placements, loans and mezzanine investments through its regional office network in North America, Europe and Australia. PGIM Fixed Income is a global asset manager offering a range of fixed income strategies and products with $794 billion in assets under management as of December 31, 2023. The firm is headquartered in Newark, New Jersey, U.S.A. with affiliated offices across the globe including Amsterdam, Hong Kong, London, Munich, Paris, Singapore, Stockholm, Sydney, Tokyo and Zurich.

III.	The following paragraph is added to the “Risk Factors— Risks Related to Our Investments” section of the Prospectus.

Broadly Syndicated Loans Risk. The Fund may invest in senior secured loans that include broadly syndicated loans where we do not act as lead arranger, joint lead arranger or co-manager. In addition, the broadly syndicated loans in which we will invest may not be protected by financial covenants or limitations upon additional indebtedness, may have limited liquidity and may not be rated by a credit rating agency. Under the documentation for such loans, a financial institution or other entity typically is designated as the administrative agent and/or collateral agent. This agent is granted a lien on any collateral on behalf of the other lenders and distributes payments on the indebtedness as they are received. The agent is the party responsible for administering and enforcing the loan and generally may take actions only in accordance with the instructions of a majority or two-thirds in commitments and/or principal amount of the associated indebtedness. Accordingly, we may be precluded from directing such actions unless we or our Subadviser is the designated administrative agent or collateral agent or we act together with other holders of the indebtedness. If we are unable to direct such actions, we cannot assure you that the actions taken will be in our best interests.

There is a risk that a loan agent may become bankrupt or insolvent. Such an event would delay, and possibly impair, any enforcement actions undertaken by holders of the associated indebtedness, including attempts to realize upon the collateral securing the associated indebtedness and/or direct the agent to take actions against the related obligor or the collateral securing the associated indebtedness and actions to realize on proceeds of payments made by obligors that are in the possession or control of any other financial institution. In addition, we may be unable to remove the agent in circumstances in which removal would be in our best interests. Moreover, agented loans typically allow for the agent to resign with certain advance notice.

IV.	The following paragraph replaces the first paragraph of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments” section of the Prospectus and supplements and supersedes any information to the contrary in the Prospectus.

On February 23, 2024, the Manager contractually agreed to waive its Management Fee and Incentive Fee in their entirety through December 31, 2024 (the “Waiver Period”). The Manager previously contractually agreed to waive its Management Fee and Incentive Fee in their entirety for one year from May 5, 2023, the effective date of the Fund’s registration statement. The Manager pays a portion of the Management Fee and Incentive Fee it receives from the Fund to the Subadviser (the “Subadvisory Fee”). No advisory fees are paid by the Fund directly to the Subadviser. During the Waiver Period, the Fund will not bear the cost of the Management Fee, Incentive Fee or Subadvisory Fee.

V.	The following paragraph replaces the “Portfolio Companies— Allocation of Investment Opportunities” section of the Prospectus.

Allocation of Investment Opportunities

General

The Manager, the Subadviser and their respective affiliates may provide investment management services to other BDCs, registered investment companies, investment funds, client accounts and proprietary accounts that Affiliated Advisers may establish.

The Subadviser will share any investment and sale opportunities with its other clients and the Fund in accordance with the 1940 Act and the Advisers Act, and PGIM’s allocation policies. Pursuant to its allocation policies, PGIM will allocate investment opportunities in a manner that is consistent with an allocation methodology that is designed to ensure that allocations of such opportunities are made on a fair and equitable basis over time. In determining such allocations, PGIM may take into account such factors as it deems appropriate, including, but not limited to, clients’ investment objectives and focus, target investment sizes and target returns, available capital (including anticipated leverage), mandatory minimum investment rights, contractual obligations, applicable investment restrictions (including concentration limits), portfolio diversification, risk management, foreign currency and availability of currency and other hedging strategies, legal, tax, regulatory, and other similar considerations (including internal policies and procedures, such as compliance with the 1940 Act, and targeted investment capacity), actual or potential conflicts of interest, subject in each case to a client’s operational limitations on its ability to comply with funding requirements, as well as other factors deemed relevant by PGIM.

In addition, as a BDC regulated under the 1940 Act, the Fund is subject to certain limitations relating to co-investments and joint transactions with affiliates, which likely in certain circumstances limit the Fund’s ability to make investments or enter into other transactions alongside other clients of the Manager and its affiliates.

VI.	The following replaces the “Portfolio Companies— Co-Investment Relief” section of the Prospectus.

Co-Investment Relief

We have received exemptive relief that allows the Fund to co-invest in certain transactions with certain affiliates of the Manager. The relief permits us, among other things, to co-invest with certain other persons, including certain affiliates of the Manager and certain funds managed and controlled by the Manager and its affiliates, subject to certain terms and conditions. Pursuant to such order, the Board of Trustees has established criteria (“Board Criteria”) clearly defining co-investment opportunities in which the Fund will have the opportunity to participate with one or more other public or private PGIM funds and managed accounts that target similar assets. If an investment falls within the Board Criteria, PGIM must offer an opportunity for the Fund to participate. The Fund may participate or may not participate, depending on whether PGIM determines that the investment is appropriate for the Fund (e.g., based on investment strategy). If PGIM determines that such investment is not appropriate for us, the investment will not be allocated to us, but PGIM will be required to report such investment and the rationale for its determination for us to not participate in the investment to the Board of Trustees at the next quarterly board meeting.

VII.	The following paragraph replaces the first paragraph of the “Portfolio Management” section of the Prospectus.

PGIM Investments serves as our investment manager. The Manager is registered as an investment adviser under the Advisers Act. Subject to the overall supervision of our Board of Trustees, the Manager provides investment advisory and management services to us and has engaged PGIM as subadviser to provide day-to-day management of the Fund’s portfolio, primarily through PPC, the private credit arm of PGIM and PGIM Fixed Income, the primary fixed income asset management unit of PGIM.

VIII.	The following is added to the “Portfolio Management— Investment Personnel” section of the Prospectus.

Brian Juliano: Mr. Juliano is a Managing Director and Head of the U.S. Leveraged Loan Team for PGIM Fixed Income. He is also the Co-Head of PGIM Fixed Income’s U.S. CLO business and is a portfolio manager for the firm’s investments in CLO tranches. Before joining the Bank Loan Team in 2003, Mr. Juliano was a CDO analyst and member of the CDO Business Team for the firm and a manager in financial analysis in the Finance Group, where he was responsible for the finance function of various investment subsidiaries. Mr. Juliano joined the Firm in 2000. Previously, he was a consultant at Deloitte & Touche, where he worked on investment strategy and tax compliance of high net worth individuals. Mr. Juliano received a BS in Finance and an MBA in Finance and Accounting from New York University.

IX.	The following is added to the “Portfolio Management— Portfolio Manager Compensation” section of the Prospectus.

PGIM FIXED INCOME

The base salary of an investment professional in the PGIM Fixed Income unit of PGIM is primarily based on market data relative to similar positions as well as the past performance, years of experience and scope of responsibility of the individual. PGIM Fixed Income is allocated an overall incentive pool based on the investment and financial performance of the business. Incentive compensation for investment professionals, including the annual cash bonus, the long-term equity grant and grants under PGIM Fixed Income’s long-term incentive plans, is primarily based on such person’s contribution to PGIM Fixed Income’s goal of providing investment performance to clients consistent with portfolio objectives, guidelines, risk parameters, and its compliance risk management and other policies, as well as market-based data such as compensation trends and levels of overall compensation for similar positions in the asset management industry. In addition, an investment professional’s qualitative contributions to the organization and its commercial success are considered in determining incentive compensation. Incentive compensation is not solely based on the performance of, or value of assets in, any single account or group of client accounts.

An investment professional’s annual cash bonus is paid from an annual incentive pool. The pool is developed as a percentage of PGIM Fixed Income’s operating income and the percentage used to calculate the pool may be refined by factors such as:

•	business initiatives;
•	the number of investment professionals receiving a bonus and related peer group compensation;
•	financial metrics of the business relative to those of appropriate peer groups; and
•	investment performance of portfolios: relative to appropriate peer groups; and/or as measured against relevant investment indices.

Long-term compensation consists of Prudential Financial, Inc. restricted stock and grants under the long-term incentive plan and targeted long-term incentive plan. The long-term incentive plan is intended to align compensation with investment performance. The targeted long-term incentive plan is intended to align the interests of certain of PGIM Fixed Income’s investment professionals with the performance of the particular alternative investment strategies or commingled investment vehicles they manage. Grants under the long-term incentive plan and targeted long-term incentive plan are participation interests in notional accounts with a beginning value of a specified dollar amount. For the long-term incentive plan, the value attributed to these notional accounts increases or decreases over a defined period of time based on the performance of investment composites representing a number of PGIM Fixed Income’s investment strategies. With respect to targeted long-term incentive awards, the value attributed to the notional accounts increases or decreases over a defined period of time based (as applicable) on the performance of either a composite of particular alternative investment strategies or a commingled investment vehicle. An investment composite is an aggregation of accounts with similar investment strategies. The CEO of PGIM Fixed Income also receives performance shares which represent the right to receive shares of Prudential Financial, Inc. common stock conditioned upon, and subject to, the achievement of specified financial performance goals by Prudential Financial, Inc. Each of the restricted stock, grants under the long-term incentive plans, and performance shares is subject to vesting requirements.

X.	The following is added to the “Portfolio Management— Other Accounts Managed by Portfolio Managers” section of the Prospectus.

Subadvisers	Portfolio Managers	Type of Accounts	Account(s) Managed	Assets of Accounts (in Millions)	Number of Accounts Subject to a Performance Fee	Assets Subject to a Performance Fee (in Millions)
PGIM FIXED INCOME	Brian Juliano	Registered Investment Companies	31	19,101,468,687	-	-
		Pooled Investment Vehicles Other Than Registered Investment Companies	73	29,946,037,961	1	241,845,826
		Other Accounts	120	22,442,146,395	3	307,671,168

XI.	The following is added to the “Potential Conflicts of Interest” section of the Prospectus.

PGIM FIXED INCOME

Like other investment advisers, PGIM Fixed Income is subject to various conflicts of interest in the ordinary course of its business. PGIM Fixed Income strives to identify potential risks, including conflicts of interest, that are inherent in its business, and PGIM Fixed Income conducts annual conflict of interest reviews. However, it is not possible to identify every potential conflict that can arise. When actual or potential conflicts of interest are identified, PGIM Fixed Income seeks to address such conflicts through one or more of the following methods:

-	elimination of the conflict;

-	disclosure of the conflict; or

-	management of the conflict through the adoption of appropriate policies, procedures or other mitigants.

PGIM Fixed Income follows the policies of Prudential Financial, Inc. on business ethics, personal securities trading, and information barriers. PGIM Fixed Income has adopted a code of ethics, allocation policies and conflicts of interest policies, among others, and has adopted supervisory procedures to monitor compliance with its policies. PGIM Fixed Income cannot guarantee, however, that its policies and procedures will detect and prevent, or result in the disclosure of, each and every situation in which a conflict arises or could potentially arise.

Side-by-Side Management of Accounts and Related Conflicts of Interest. PGIM Fixed Income’s side-by-side management of multiple accounts can create conflicts of interest. Examples are detailed below, followed by a discussion of how PGIM Fixed Income addresses these conflicts.

•	Performance Fees – PGIM Fixed Income manages accounts with asset-based fees alongside accounts with performance-based fees. This side-by-side management creates an incentive for PGIM Fixed Income and its investment professionals to favor one account over another. Specifically, PGIM Fixed Income or its affiliates have an incentive to favor accounts for which PGIM Fixed Income or an affiliate receives performance fees, and possibly take greater investment risks in those accounts, in order to bolster performance and increase its fees.

•	Affiliated accounts – PGIM Fixed Income manages accounts on behalf of its affiliates as well as unaffiliated accounts. PGIM Fixed Income has an incentive to favor accounts of affiliates over others. Additionally, at times, PGIM Fixed Income’s affiliates provide initial funding or otherwise invest in vehicles managed by it, for example by providing “seed capital” for a fund or account. Managing “seeded” accounts alongside “non-seeded” accounts creates an incentive to favor the “seeded” accounts to establish a track record for a new strategy or product and possibly earn a higher return for our affiliate. Additionally, PGIM Fixed Income’s affiliated investment advisers from time to time allocate their asset allocation clients’ assets to PGIM Fixed Income. PGIM Fixed Income has an incentive to favor accounts used by its affiliates for their asset allocation clients to receive more assets from its affiliates.

•	Larger accounts/higher fee strategies - larger accounts and clients typically generate more revenue than do smaller accounts or clients and certain of PGIM Fixed Income’s strategies have higher fees than others. As a result, a portfolio manager could have an incentive when allocating scarce investment opportunities to favor accounts that pay a higher fee or generate more income for PGIM Fixed Income (or which it believes would generate more revenue in the future).

•	Long only and long/short accounts - PGIM Fixed Income manages accounts that only allow it to hold securities long as well as accounts that permit short selling. As a result, there are times when PGIM Fixed Income sells a security short in some client accounts while holding the same security long in other client accounts. These short sales could reduce the value of the securities held in the long only accounts. Conversely, purchases for long only accounts could have a negative impact on the short positions in long/short accounts. Consequently, PGIM Fixed Income has conflicts of interest in determining the timing and direction of investments.

•	Securities of the same kind or class - PGIM Fixed Income sometimes buys or sells, or direct or recommend that a client buy or sell, securities of the same kind or class that are purchased or sold for another client at prices that may be different. Although such pricing differences could appear as preferences for one client over another, PGIM Fixed Income’s trade execution in each case is driven by its consideration of a variety of factors consistent with its duty to seek best execution. There are times when PGIM Fixed Income executes trades in securities of the same kind or class in one direction for an account and in the opposite direction for another account, or it determines not to trade securities in one or more accounts while trading for others. While such trades (or a decision not to trade) could appear inconsistent in how PGIM Fixed Income views or treats a security for one client versus another, they generally result from differences in investment strategy, portfolio composition or client direction.

•	Investment at different levels of an issuer’s capital structure— There are times when PGIM Fixed Income invests client assets in the same issuer, but at different levels in the issuer’s capital structure. This could occur, for instance, when a client holds private securities or loans of an issuer and other clients hold publicly traded securities of the same issuer. In addition, there are times when PGIM Fixed Income invest client assets in a class or tranche of securities of a securitized finance vehicle (such as a collateralized loan obligation, asset-backed security or mortgage-backed security) and also, at the same or different time, invests the assets of another client (including affiliated clients) in a different class or tranche of securities of the same vehicle. These different securities can have different voting rights, dividend or repayment priorities, rights in bankruptcy or other features that conflict with one another. For some of these securities or other investments (particularly private securitized product investments for which clients own all or a significant portion of the outstanding securities or obligations), PGIM Fixed Income has had, input regarding the characteristics and the relative rights and priorities of the various classes or tranches.

When PGIM Fixed Income invests client assets in different levels of an issuer’s capital structure, it is permitted to take actions with respect to the assets held by one client (including affiliated clients) that are potentially adverse to other clients, for example, by foreclosing on loans or by putting an issuer into default. In negotiating the terms and conditions of any such investments, or any subsequent amendments or waivers, PGIM Fixed Income could find that the interests of a client and the interests of one or more other clients (including affiliated clients) could conflict. In these situations, decisions over proxy voting, corporate reorganizations, how to exit an investment, bankruptcy matters (including, for example, whether to trigger an event of default or the terms of any workout) or other actions or inactions can result in conflicts of interest. Similarly, if an issuer in which a client and one or more other clients directly or indirectly hold different classes of securities encounters financial problems, decisions over the terms of any workout will raise conflicts of interest (including potential conflicts over proposed waivers and amendments to debt covenants). For example, a senior bond holder or lender might prefer a liquidation of the issuer in which it could be paid in full, whereas an equity or junior bond holder might prefer a reorganization that holds the potential to create value for the equity holders or junior bond holders. There will be times where PGIM Fixed Income refrains from taking certain actions (including participating in workouts and restructurings) or making investments on behalf of certain clients or where PGIM Fixed Income determine to sell investments for certain clients, in each case in order to mitigate conflicts of interest or legal, regulatory or other risks to PGIM Fixed Income This could potentially disadvantage the clients on whose behalf the actions are not taken, investments are not made, or investments are sold. Conversely, in other cases, PGIM Fixed Income will not refrain from taking such actions or making investments on behalf of some clients (including affiliated clients), which could potentially disadvantage other clients. Any of the foregoing (or similar) conflicts of interest will be resolved or managed on a case-by-case basis (including, where determined to be required, by escalating matters to, and seeking direction and guidance from, senior management). Any such resolution will take into consideration the interests of the relevant clients, the circumstances giving rise to the conflict and applicable laws.

•	Financial interests of investment professionals - PGIM Fixed Income investment professionals from time to time invest in certain investment vehicles that it manages, including exchanged-traded funds (“ETFs”), mutual funds and (through a retirement plan) collective investment trusts. Also, certain of these investment vehicles are options under the 401(k) and deferred compensation plans offered by Prudential Financial, Inc. In addition, the value of grants under PGIM Fixed Income’s long-term incentive plan and targeted long-term incentive plan is affected by the performance of certain client accounts. As a result, PGIM Fixed Income investment professionals have financial interests in accounts managed by PGIM Fixed Income and/or that are related to the performance of certain client accounts.

•	Non-discretionary/limited discretion accounts - PGIM Fixed Income provides non-discretionary and limited discretion investment advice to some clients and manages others on a fully discretionary basis. Trades in non-discretionary accounts or accounts where discretion is limited could occur before, in concert with, or after PGIM Fixed Income executes similar trades in its discretionary accounts. The non-discretionary/limited discretion clients may be disadvantaged if PGIM Fixed Income delivers investment advice to them after it initiates trading for the discretionary clients, or vice versa. Furthermore, a non-discretionary/limited discretion client may not be able to participate in trades if there is a delay in receiving such client’s direction or consent. In some cases, when such a client requests additional information prior to giving its direction or consent, PGIM Fixed Income is prohibited from sharing information because, for example, the information is non-public.

How PGIM Fixed Income Addresses These Conflicts of Interest. PGIM Fixed Income has developed policies and procedures reasonably designed to address the conflicts of interest with respect to its different types of side-by-side management described above.

•	Each quarter, one or both of PGIM Fixed Income’s co-chief investment officers hold a series of meetings with the senior portfolio manager and team responsible for the management of each of PGIM Fixed Income’s investment strategies. During these meetings, they review and discuss the investment performance and performance attribution for client accounts managed in the strategy. These meetings generally are also attended by the CEO of PGIM Fixed Income, the head of quantitative analysis and risk management or his designee and a member of the compliance group, among others.

•	In keeping with PGIM Fixed Income’s fiduciary obligations, its policy with respect to trade allocation is to treat all of its client accounts fairly and equitably over time. PGIM Fixed Income’s trade management oversight committee, which generally meets quarterly, is responsible for providing oversight with respect to trade aggregation and allocation. Its compliance group periodically reviews a sampling of new issue allocations and related documentation to confirm compliance with the trade allocation policy. In addition, the compliance and investment risk management groups review forensic reports regarding new issue and secondary trade activity on a quarterly basis. This forensic analysis includes such data as the: number of new issues allocated in the strategy; size of new issue allocations to each portfolio in the strategy; profitability of new issue transactions; portfolio turnover; and metrics related to large trade activity, which includes block trades. The results of these analyses are reviewed and discussed at PGIM Fixed Income’s trade management oversight committee meetings. The procedures above are designed to detect patterns and anomalies in PGIM Fixed Income’s side-by-side management and trading so that it may assess and improve its processes.

•	PGIM Fixed Income has procedures that specifically address conflicts related to its side-by-side management of certain long/short and long only portfolios. These procedures address potential conflicts that could arise from differing positions between long/short and long only portfolios. In addition, lending opportunities with respect to securities for which the market is demanding a slight premium rate over normal market rates are allocated to long only accounts prior to allocating the opportunities to long/short accounts.

Conflicts Related to PGIM Fixed Income’s Affiliations. As a business unit of PGIM, Inc., an indirect wholly-owned subsidiary of Prudential Financial, Inc., PGIM Fixed Income is part of a diversified, global financial services organization. PGIM Fixed Income is affiliated with many types of U.S. and non-U.S. financial service providers, including insurance companies, broker-dealers, commodity trading advisors, commodity pool operators and other investment advisers. Some of its employees are officers of and/or provide services to some of these affiliates.

•	Conflicts Related to Investment of Client Assets in Affiliated Funds. PGIM Fixed Income invests client assets in funds that it manages or sub-advises for one or more affiliates. In choosing to invest client assets in such affiliated funds, PGIM Fixed Income could be considered to have a financial incentive to prefer investing client assets in such funds instead of in funds, investments or products managed or sponsored by parties that are not affiliated with PGIM Fixed Income. Investments in affiliated funds may, for example, benefit PGIM Fixed Income and/or its affiliates through increasing assets under management and/or fees. Under certain conditions, PGIM Fixed Income may offset, rebate or otherwise reduce its fees or other compensation with respect to investments in affiliated funds; however, this offset, reduction or rebate, if available, will not necessarily eliminate conflicts, as PGIM Fixed Income could nevertheless be considered to have a financial incentive to favor investing client assets in affiliated funds (because, for example, the fee applicable to the affiliated fund is higher than the amount of any fee waiver, investing in such funds would increase assets under management of such funds or could be viewed as being undertaken solely for the purposes of supporting the commercial growth of PGIM Fixed Income or its affiliates’ funds, products or lines of business). Further, if PGIM Fixed Income’s affiliates provide initial funding to or otherwise invest in affiliated funds, PGIM Fixed Income is incentivized to invest client assets in such funds in order to facilitate the redemption of all or part of its affiliates’ interest in such affiliated fund. PGIM Fixed Income also invests cash collateral from securities lending transactions in some of these funds. These investments benefit PGIM Fixed Income and/or its affiliate through increasing assets under management and/or fees.

•	Conflicts Related to Referral Fees to Affiliates. From time to time, PGIM Fixed Income has arrangements where PGIM Fixed Income compensates affiliated parties for client referrals. PGIM Fixed Income also has arrangements with an affiliated entity which provide for payments to an affiliate if certain investments by others are made in certain of PGIM Fixed Income’s products or if PGIM Fixed Income establishes certain other advisory relationships. These investments benefit both PGIM Fixed Income and its affiliates through increasing assets under management and fees.

•	Conflicts Related to Co-investment by Affiliates. PGIM Fixed Income affiliates provide initial funding to or otherwise invest in certain vehicles it manages. When certain of its affiliates provide “seed capital” or other capital for a fund, they generally do so with the intention of redeeming all or part of their interest at a future point in time or when they deem that sufficient additional capital has been invested in that fund.

•	The timing of a redemption by an affiliate could benefit the affiliate. For example, the fund may be more liquid at the time of the affiliate’s redemption than it is at times when other investors may wish to withdraw all or part of their interests.

•	In addition, a consequence of any withdrawal of a significant amount, including by an affiliate, is that investors remaining in the fund will bear a proportionately higher share of fund expenses following the redemption.

•	PGIM Fixed Income could also face a conflict if the interests of an affiliated investor in a fund it manages diverge from those of the fund or other investors. For example, PGIM Fixed Income affiliates, from time to time, hedge some or all of the risks associated with their investments in certain funds PGIM Fixed Income manages. PGIM Fixed Income may provide assistance in connection with this hedging activity.

•	Insurance Affiliate General Accounts. Because of the substantial size of the general accounts of PGIM Fixed Income’s affiliated insurance companies (the “Insurance Affiliates”), trading by these general accounts, including PGIM Fixed Income’s trades on behalf of the accounts, may affect the market prices or limit the availability of the securities or instruments transacted. Although PGIM Fixed Income does not expect that the general accounts of affiliated insurers will execute transactions that will move a market frequently, and generally only in response to unusual market or issuer events, the execution of these transactions could have an adverse effect on transactions for or positions held by other clients.

PGIM Fixed Income believes that the conflicts related to its affiliations described above are mitigated by its allocation policies and procedures, its supervisory review of accounts and its procedures with respect to side-by-side management, including of long only and long/short accounts.

Conflicts Related to Financial Interests and the Financial Interests of Affiliates

Prudential Financial, the general accounts of the Insurance Affiliates, PGIM Fixed Income and other affiliates of PGIM at times have financial interests in, or relationships with, companies whose securities or related instruments PGIM Fixed Income holds, purchases or sells in its client accounts. Certain of these interests and relationships are material to PGIM Fixed Income or to the Prudential enterprise. At any time, these interests and relationships could be inconsistent or in potential or actual conflict with positions held or actions taken by PGIM Fixed Income on behalf of PGIM Fixed Income’s client accounts. For example:

•	PGIM Fixed Income invests in the securities of one or more clients for the accounts of other clients.

•	PGIM Fixed Income’s affiliates sell various products and/or services to certain companies whose securities PGIM Fixed Income purchases and sells for PGIM Fixed Income clients.

•	PGIM Fixed Income invests in the debt securities of companies whose equity is held by its affiliates.

•	PGIM Fixed Income’s affiliates hold public and private debt and equity securities of a large number of issuers. PGIM Fixed Income invests in some of the same issuers for other client accounts. For example:

•	Affiliated accounts have held and can in the future hold the senior debt of an issuer whose subordinated debt is held by PGIM Fixed Income’s clients or hold secured debt of an issuer whose public unsecured debt is held in client accounts. See “Investment at different levels of an issuer’s capital structure” above for additional information regarding conflicts of interest resulting from investment at different levels of an issuer’s capital structure.

•	To the extent permitted by applicable law, PGIM Fixed Income can also invest client assets in offerings of securities the proceeds of which are used to repay debt obligations held in affiliated accounts or other client accounts. PGIM Fixed Income’s interest in having the debt repaid creates a conflict of interest. PGIM Fixed Income has adopted a refinancing policy to address this conflict.

•	Certain of PGIM Fixed Income’s affiliates’ directors or officers are directors or officers of issuers in which PGIM Fixed Income invests from time to time. These issuers could also be service providers to PGIM Fixed Income or its affiliates.

•	In addition, PGIM Fixed Income can invest client assets in securities backed by commercial mortgage loans that were originated or are serviced by an affiliate.

In general, conflicts related to the financial interests described above are addressed by the fact that PGIM Fixed Income makes investment decisions for each client independently considering the best economic interests of such client, under the circumstances.

Conflicts Arising Out of Legal and Regulatory Restrictions.

•	At times, PGIM Fixed Income is restricted by law, regulation, executive order, contract or other constraints as to how much, if any, of a particular security it can purchase or sell on behalf of a client, and as to the timing of such purchase or sale. Sometimes these restrictions apply as a result of its relationship with Prudential Financial and other affiliates. For example, PGIM Fixed Income does not purchase securities issued by Prudential Financial or other affiliates for client accounts.

•	In certain instances, PGIM Fixed Income’s ability to buy or sell or transact for one or more client accounts will be constrained as a result of its voluntary or involuntary receipt of material non-public information (“MNPI”), various insider trading laws and related legal requirements. For example, PGIM Fixed Income would generally be unable to invest in, divest securities of or share investment analyses regarding companies for which it possesses MNPI, and such inability (which could last for an uncertain period of time until the information is no longer deemed material or non-public) can result in it being unable to buy, sell or transact for one or more client accounts or to take other actions that would otherwise be to the benefit of one or more clients.

•	PGIM Fixed Income faces conflicts of interest in determining whether to accept MNPI. For example, PGIM Fixed Income has sought with respect to the management of investments in certain loans for clients, to retain the ability to purchase and sell other securities in the borrower’s capital structure by remaining “public” on the loan. In such cases, PGIM Fixed Income will seek to avoid receiving MNPI about the borrowers to which an account can or expects to lend or has lent (through assignments, participations or otherwise), which could place an account at an information disadvantage relative to other accounts and lenders. Conversely, PGIM Fixed Income has chosen to receive MNPI about certain borrowers/issuers for its clients that invest in bank loans or private debt instruments, which has restricted its ability to trade in other securities of the borrowers/issuers for its clients that invest in corporate bonds or other public securities.

•	PGIM Fixed Income’s holdings of a security on behalf of its clients are required, under certain regulations, to be aggregated with the holdings of that security by other Prudential Financial affiliates. These holdings could, on an aggregate basis, exceed certain reporting or ownership thresholds. These aggregated holdings are centrally tracked and PGIM Fixed Income or Prudential Financial can choose to restrict purchases, sell existing positions, or otherwise restrict, forgo, or limit the exercise of rights to avoid crossing such thresholds because of the potential consequences to PGIM Fixed Income or Prudential Financial if such thresholds are exceeded.

Conflicts Related to Investment Consultants. Many of PGIM Fixed Income’s clients and prospective clients retain investment consultants (including discretionary investment managers and OCIO providers) to advise them on the selection and review of investment managers (including with respect to the selection of investment funds). PGIM Fixed Income has dealings with these investment consultants in their roles as discretionary managers or non-discretionary advisers to their clients. PGIM Fixed Income also has independent business relationships with investment consultants.

PGIM Fixed Income provides investment consultants with information about accounts that it manages for the consultant’s clients (and similarly, PGIM Fixed Income provides information about funds in which such clients are invested), in each case pursuant to authorization from the clients. PGIM Fixed Income also provides information regarding its investment strategies to investment consultants, who use that information in connection with searches that they conduct for their clients. PGIM Fixed Income often responds to requests for proposals in connection with those searches.

Other interactions PGIM Fixed Income has with investment consultants include the following:

•	it provides advisory services to the proprietary accounts of investment consultants and/or their affiliates, and advisory services to funds offered by investment consultants and/or their affiliates;

•	it invites investment consultants to events or other entertainment hosted by PGIM Fixed Income;

•	it purchases software applications, market data, access to databases, technology services and other products or services from certain investment consultants; and

•	it sometimes pays for the opportunity to participate in conferences organized by investment consultants.

PGIM Fixed Income will provide clients with information about its relationship with the client’s investment consultant upon request. In general, PGIM Fixed Income relies on the investment consultant to make the appropriate disclosure to its clients of any conflict that the investment consultant believes to exist due to its business relationships with PGIM Fixed Income.

A client’s relationship with an investment consultant could result in restrictions in the eligible securities or trading counterparties for the client’s account. For example, accounts of certain clients (including clients that are subject to ERISA) can be restricted from investing in securities issued by the client’s consultant or its affiliates and from trading with, or participating in transactions involving, counterparties that are affiliated with the investment consultant. In some cases, these restrictions could have a material impact on account performance.

Conflicts Related to Service Providers. PGIM Fixed Income retains third party advisors and other service providers to provide various services for PGIM Fixed Income as well as for funds that PGIM Fixed Income manages or sub-advises. Some service providers provide services to PGIM Fixed Income or one of PGIM Fixed Income’s funds while also providing services to other PGIM units, other PGIM-advised funds, or affiliates of PGIM, and negotiate rates in the context of the overall relationship. PGIM Fixed Income can benefit from negotiated fee rates offered to its funds and vice versa. There is no assurance, however, that PGIM Fixed Income will be able to obtain or maintain advantageous fee rates from a given service provider negotiated by its affiliates based on their relationship with the service provider, or that PGIM Fixed Income will know of such negotiated fee rates.

Conflicts Related to Valuation and Fees.

When client accounts hold illiquid or difficult to value investments, PGIM Fixed Income faces a conflict of interest when it makes recommendations regarding the value of such investments since its fees are generally based on the value of assets under management. PGIM Fixed Income could be viewed as having an incentive to value investments at higher valuations. PGIM Fixed Income has valuation policies and procedures that it believes mitigate this conflict effectively and enable it to value client assets fairly and in a manner that is consistent with the client’s best interests. This conflict generally does not exist and is further mitigated or eliminated in circumstances where fees are calculated from custodian and/or administrator pricing and not PGIM Fixed Income’s internal valuations.

Conflicts Related to Securities Lending and Reverse Repurchase Fees.

In certain cases, when PGIM Fixed Income manages a client account and also serves as securities lending agent and/or engages in reverse repurchase transactions for the account, PGIM Fixed Income is compensated for its securities lending and reverse repurchase services by receiving a portion of the proceeds generated from the securities lending and reverse repurchase activities of the account. In cases where PGIM Fixed Income is compensated in this manner, it could be considered to have an incentive to invest in securities that would generate higher securities lending and reverse repurchase returns, even if these investments were not otherwise in the best interest of the client account. In addition, if PGIM Fixed Income is acting as securities lending agent and providing reverse repurchase services for the same client, PGIM Fixed Income may be incented to select the option that generates higher proceeds for itself.

Conflicts Related to Long-Term Compensation. As a result of the long-term incentive plan and targeted long-term incentive plan, PGIM Fixed Income’s portfolio managers from time to time have financial interests related to the investment performance of some, but not all, of the accounts they manage. For example, the performance of some client accounts is not reflected in the calculation of changes in the value of participation interests under PGIM Fixed Income’s long-term incentive plan. This may be because the composite representing the strategy in which the account is managed is not one of the composites included in the calculation or because the account is excluded from a specified composite due to guideline restrictions or other factors. In addition, the performance of only a small number of its investment strategies is covered under PGIM Fixed Income’s targeted long-term incentive plan. Further, for certain PGIM Fixed Income investment professionals, participation interests in the targeted long-term incentive plan constitute a significant percentage of their total long-term compensation. To address potential conflicts related to these financial interests, PGIM Fixed Income has procedures, including trade allocation and supervisory review procedures, designed to confirm that each of its client accounts is managed in a manner that is consistent with PGIM Fixed Income’s fiduciary obligations, as well as with the account’s investment objectives, investment strategies and restrictions. For example, one or both of PGIM Fixed Income’s co-chief investment officers review performance among similarly managed accounts on a quarterly basis during a series of meetings with the senior portfolio manager and team responsible for the management of each investment strategy. These quarterly investment strategy review meetings generally are also attended by the CEO of PGIM Fixed Income, the head of quantitative analysis and risk management or his designee and a member of the compliance group, among others.

Conflicts Related to the Offer and Sale of Securities. Certain of PGIM Fixed Income’s employees offer and sell securities of, and interests in, commingled funds that it manages. Employees offer and sell securities in connection with their roles as registered representatives of an affiliated broker-dealer, officers of an affiliated trust company, agents of the Insurance Affiliates, approved persons of an affiliated investment adviser or other roles related to such commingled funds. There is an incentive for PGIM Fixed Income’s employees to offer these securities to investors regardless of whether the investment is appropriate for such investor since increased assets in these vehicles will result in increased advisory fees to it. In addition, such sales could result in increased compensation to the employee.

Conflicts Related to Employee/Investment Professional Trading. Personal trading by PGIM Fixed Income employees creates a conflict when they are trading the same securities or types of securities as PGIM Fixed Income trades on behalf of its clients. This conflict is mitigated by PGIM Fixed Income’s personal trading standards and procedures.

Conflicts Related to Outside Business Activity. From time to time, certain of PGIM Fixed Income employees or officers engage in outside business activity, including outside directorships. Any outside business activity is subject to prior approval pursuant to PGIM Fixed Income’s personal conflicts of interest and outside business activities policy. Actual and potential conflicts of interest are analyzed during such approval process. PGIM Fixed Income could be restricted in trading the securities of certain issuers in client portfolios in the unlikely event that an employee or officer, as a result of outside business activity, obtains material, non-public information regarding an issuer.

Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2024

On August 13, 2024, the Fund filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 (the “Form 10-Q”) with the Securities and Exchange Commission. The Form 10-Q, excluding exhibits thereto, is attached to this Supplement.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒   Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended June 30, 2024

OR

☐   Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from                   to

Commission File Number: 814-01582

PGIM Private Credit Fund

(Exact name of Registrant as specified in its Charter)

Delaware	88-1771414
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

655 Broad Street
Newark, NJ	07102-4410
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (973) 802-5032

Securities registered pursuant to Section 12(b) of the Act:

None	Not applicable	Not applicable
Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes  ☒ No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes  ☒ No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller Reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐ No ☒

The number of shares of Registrant’s common shares of beneficial interest, $0.001 par value per share, outstanding as of August 12, 2024 was 4,604,794, 440 and 443 of Class I, Class S and Class D, respectively.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements about the PGIM Private Credit Fund’s (the “Company,” “we,” “us” or “our”) business, including, in particular, statements about the Company’s plans, strategies and objectives. You can generally identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. These statements include the Company’s plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds, and are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond the Company’s control. Although the Company believes the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate and the Company’s actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in these forward looking statements, the inclusion of this information should not be regarded as a representation by the Company or any other person that the Company’s objectives and plans, which the Company considers to be reasonable, will be achieved. These risks, uncertainties and other factors include, without limitation:

●	our future operating results;
●	our business prospects and the prospects of the companies in which we may invest;
●	the impact of the investments that we expect to make;
●	our ability to raise sufficient capital and repurchase the Company’s common shares of beneficial interest, $0.001 par value per share (“Common Shares”), to execute our investment strategy;
●	general economic, logistical and political trends and other external factors, including inflation and supply chain and labor market disruptions;
●	the ability of our portfolio companies to achieve their objectives;
●	our current and expected financing arrangements and investments;
●	changes in the general interest rate environment;
●	the adequacy of our cash resources, future financing sources and working capital;
●	the timing and amount of cash flows, distributions and dividends, if any, from our portfolio companies;
●	our contractual arrangements and relationships with third parties;
●	risks associated with the demand for liquidity under our share repurchase program and the Board of Trustees’ (the “Board” and the members thereof, the “Trustees”) continued approval of quarterly tender offers;
●	actual and potential conflicts of interest with PGIM Investments LLC (“PGIM Investments,” the “Manager” or the “Valuation Designee”) or any of its affiliates;
●	the elevating levels of inflation, and its impact on our portfolio companies and on the industries in which we invest;
●	the dependence of our future success on the general economy and its effect on the industries in which we may invest;
●	the ability of the Manager to source suitable investments for us and to monitor and administer our investments;
●	the impact of future acquisitions and divestitures;
●	the ability of the Manager or its affiliates to attract and retain highly talented professionals;

●	general price and volume fluctuations in the stock market;
●	our ability to maintain our qualification as a regulated investment company (“RIC”) and as a business development company (“BDC”);
●	the impact on our business of U.S. and international financial reform legislation, rules and regulations;
●	the effect of changes to tax legislation and our tax position; and
●	the tax status of the enterprises in which we may invest.

You should carefully review the “Risk Factors” section in Item 1A in the Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the risks and uncertainties that the Company believes are material to its business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, the Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 1. Financial Statements

PGIM Private Credit Fund

Statements of Assets and Liabilities
(in thousands, except share and per share amounts)

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Investments at fair value
Non-affiliated investments (cost of $129,318 and $100,588, respectively)(1)	$129,664	$101,019
Cash and cash equivalents	3,219	16,079
Foreign currency, at value (cost of $754 and $197, respectively)	756	199
Interest receivable from non-affiliated investments	1,099	584
Deferred financing costs	1,039	1,159
Receivable for investments sold	180	21
Unrealized appreciation on OTC forward foreign currency exchange contracts	243	—
Due from Manager	207	1,273
Other assets	6	40
Total assets	$136,413	$120,374

LIABILITIES
Debt (Note 6)	20,400	—
Distribution payable (Note 8)	1,027	12,093
Unrealized depreciation on OTC forward foreign currency exchange contracts	27	282
Professional fees payable	207	962
Pricing fees payable	157	105
Interest payable	218	98
Custodian and accounting fees payable	158	74
Transfer agent’s fees payable	—	14
Affiliated transfer agent’s fees payable	4	2
Payable for investments purchased	541	—
Accrued expense and other liabilities	61	45
Total liabilities	$22,800	$13,675

Commitments and contingencies (Note 7)

NET ASSETS
Common Shares, $0.001 par value (unlimited shares authorized; 4,564,597 and 4,323,128 shares issued and outstanding, respectively)	5	4
Paid in capital in excess of par	112,588	106,610
Total distributable earnings/(accumulated losses)	1,020	85
Total net assets	$113,613	$106,699
Total liabilities and net assets	$136,413	$120,374
NET ASSET VALUE PER SHARE
Class I Shares:
Net assets	$113,591	$106,679
Common Shares outstanding ($0.001 par value, unlimited shares authorized)	4,563,721	4,322,364
Net asset value per share	$24.89	$24.68

Class S Shares:
Net assets	$11	$10
Common Shares outstanding ($0.001 par value, unlimited shares authorized)	437	382
Net asset value per share	$25.34	$25.13

Class D Shares:
Net assets	$11	$10
Common Shares outstanding ($0.001 par value, unlimited shares authorized)	439	382
Net asset value per share	$25.33	$25.13

(1)	Includes fair value of unfunded loan commitments which are disclosed in footnote seven within the Schedule of Investments and Note 7. Commitments and Contingencies.

The accompanying notes are an integral part of these financial statements.

PGIM Private Credit Fund

Statements of Operations
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2024		June 30, 2023	June 30, 2024		June 30, 2023
Investment income
From non-affiliated investments:
Interest income	$3,768		$2,109	$7,231		$2,674
Dividend income	58		488	178		528
Fee income	50		—	109		—
From affiliated investments:
Dividend Income	3		—	3		—
Total investment income	3,879		2,597	7,521		3,202

Expenses
Professional fees	821		201	1,396		226
Interest expense	449		—	700		—
Management fees (Note 3)	349		—	685		—
Income based incentive fees (Note 3)	218		185	438		185
Capital gains incentive fees (Note 3)	35		—	69		—
Custodian and accounting fees	84		45	151		90
Blue sky fees	—		—	90		—
Trustees’ fees	52		44	99		88
Transfer agent’s fees and expenses (Note 3)(**)	41		78	69		78
Pricing fees	25		27	52		27
Shareholders’ reports	44		12	70		12
Servicing and distribution fees	—	(*)	—	—	(*)	—
Other general & administrative	26		3	54		19
Total expenses	2,144		595	3,873		725
Expense reimbursement (Note 3)	(953)		(285)	(1,748)		(363)
Incentive fees waived (Note 3)	(253)		(185)	(507)		(185)
Management fees waived (Note 3)	(349)		—	(685)		—
Net expenses	589		125	933		177
Net investment income (loss)	3,290		2,472	6,588		3,025

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-affiliated investments transactions	8		—	8		—
Forward foreign currency contracts transactions	73		(8)	(71)		(8)
Foreign currency transactions	(4)		(5)	5		7
Net realized gain (loss)	77		(13)	(58)		(1)
Net change in unrealized appreciation (depreciation):
Non-affiliated investments	160		34	(85)		113
Forward foreign currency contracts	41		20	498		9
Foreign currency	3		5	—	(*)	—
Net change in unrealized appreciation (depreciation)	204		59	413		122
Net realized and unrealized gain (loss)	281		46	355		121
Net increase (decrease) in net assets resulting from operations	$3,571		$2,518	$6,943		$3,146

(*)Less than $500

(**)

For the three and six months ended June 30, 2024, $7 and $13, respectively, of affiliated expenses were included. For the three and six months ended June 30, 2023, there were no affiliated expenses incurred by the Company.

The accompanying notes are an integral part of these financial statements.

PGIM Private Credit Fund

Statements of Changes in Net Assets
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2024		June 30, 2023	June 30, 2024	June 30, 2023
Increase (decrease) in net assets resulting from operations
Net investment income (loss)	$3,290		$2,472	$6,588	$3,025
Net realized gain (loss)	77		(13)	(58)	(1)
Net change in unrealized appreciation (depreciation)	204		59	413	122
Net increase (decrease) in net assets resulting from operations	3,571		2,518	6,943	3,146

Distributions to common shareholders
Class I	(3,053)		—	(6,006)	—
Class S	(1)		—	(1)	—
Class D	(1)		—	(1)	—
Net decrease in net assets resulting from distributions	(3,055)		—	(6,008)	—

Share transactions
Class I:
Proceeds from shares sold	503		43,000	1,003	97,400
Distributions reinvested	3,013		—	4,974	—
Class S:
Distributions reinvested	—	(*)	—	1	—
Class D:
Distributions reinvested	—	(*)	—	1	—
Net increase (decrease) from share transactions	3,516		43,000	5,979	97,400
Total increase (decrease) in net assets	4,032		45,518	6,914	100,546
Net Assets, beginning of period	109,581		66,773	106,699	11,745
Net Assets, end of period	$113,613		$112,291	$113,613	$112,291

(*)	Less than $500

The accompanying notes are an integral part of these financial statements.

PGIM Private Credit Fund

Statements of Cash Flows
(in thousands)
(Unaudited)

	For the Six Months Ended
	June 30, 2024		June 30, 2023
Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$6,943		$3,146
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Net unrealized (appreciation) depreciation on investments	85		(113)
Net unrealized (appreciation) depreciation on foreign currency forward contracts	(498)		(9)
Net realized (gain) loss on investments	(8)		—
Net accretion of discount and amortization of premium	(291)		(127)
Amortization of deferred financing costs	120		—
Purchases of investments	(32,117)		(66,920)
Proceeds from principal repayments	3,686		1,098
Changes in operating assets and liabilities:
Interest receivable from non-affiliated investments	(515)		(579)
Receivable for investments sold	(159)		(18)
Due from Manager	1,066		(60)
Other assets	34		1
Payable for investments purchased	541		—
Professional fees payable	(755)		63
Pricing fees payable	52		27
Interest payable	120		—
Custodian and accounting fees payable	84		90
Transfer agent’s fees payable	(14)		27
Affiliated transfer agent’s fees payable	2		—
Shareholders’ reports payable	—		12
Accrued expenses and other liabilities	16		(13)
Net cash provided by (used in) operating activities	(21,608)		(63,375)

Cash flows from financing activities:
Borrowings of debt	29,300		—
Repayments of debt	(8,900)		—
Proceeds from issuance of Common Shares	1,003		97,400
Distributions paid in cash	(12,098)		—
Net cash provided by (used in) financing activities	9,305		97,400

Net increase (decrease) in cash and cash equivalents, including foreign currency	(12,303)		34,025
Effect of foreign exchange rate changes on cash and cash equivalents	—	(*)	—
Cash and cash equivalents, beginning of period	16,278		3,218
Cash and cash equivalents, end of period, including foreign currency	$3,975		$37,243

Supplemental information and non-cash activities:
Interest paid during the period	$461		$—
Distribution payable	$1,027		$—
Issuance of Common Shares in connection with distribution reinvestment plan	$4,976		$—

(*)Less than $500

The accompanying notes are an integral part of these financial statements.

PGIM Private Credit Fund

Schedule of Investments

June 30, 2024

(in thousands)

(Unaudited)

	Reference					Par
	Rate and				Maturity	Amount/			Fair	% of
Investments(1)(11)	Spread (2)			Interest Rate(2)	Date	Units		Cost(3)	Value	Net Assets
Investments—non-affiliated
First Lien Debt(4) (5)
Aerospace & Defense
Nest Bidco GMBH (Germany) (7)	3M	E +	6.00%	9.72%	1/16/2030	EUR	3,246	$3,453	$3,395	2.99%
Nest Bidco GMBH (Delayed Draw) (Germany) (6) (7)	3M	E +	6.00%	9.72%	1/16/2030	EUR	877	(20)	(22)	(0.02)
								3,433	3,373	2.97
Beverages
Suja Merger Sub, LLC (8)	1M	S +	5.60%	10.94%	8/23/2027		2,963	2,936	2,958	2.60
								2,936	2,958	2.60
Building Products
Titan Home Improvement, LLC	3M	S +	6.00%	11.35%	5/31/2030		3,164	3,102	3,102	2.74
Titan Home Improvement, LLC (Delayed Draw) (6)	3M	S +	6.00%	11.35%	5/31/2030		593	(6)	(6)	(0.01)
Titan Home Improvement, LLC (Revolver) (6)	3M	S +	6.00%	11.35%	5/31/2030		520	(10)	(10)	(0.01)
								3,086	3,086	2.72
Business Services
Eureka Entertainment, LLC	3M	S +	6.90%	12.25%	12/20/2027		2,117	2,083	2,089	1.84
Eureka Entertainment, LLC (Revolver) (6)(9)	3M	S +	6.90%	12.25%	12/20/2027		319	78	79	0.07
	1M	S +	6.85%	12.19%
								2,161	2,168	1.91
Chemicals
AgroFresh, Inc.	1M	E +	7.00%	10.65%	3/31/2029	EUR	805	852	841	0.74
AgroFresh, Inc.	1M	S +	6.35%	11.69%	3/31/2029		5,783	5,644	5,648	4.97
AgroFresh, Inc. (Revolver) (6)	1M	S +	6.35%	11.69%	3/31/2028		566	525	524	0.46
Airedale Newco Limited (United Kingdom) (7)	3M	SN +	6.25%	11.45%	12/21/2028	GBP	5,047	6,239	6,229	5.48
Airedale Newco Limited (Revolver) (United Kingdom) (6) (7)	3M	SN +	6.25%	11.45%	12/21/2028	GBP	781	(28)	(24)	(0.02)
Kandelium Group GmbH (France) (7)	3M	S +	6.10%	11.43%	11/22/2030		1,926	1,870	1,881	1.66
Kandelium Group GmbH (Delayed Draw) (France) (7)	3M	S +	6.10%	11.43%	11/22/2030		1,284	1,247	1,254	1.11
Kandelium Group GmbH (France) (7)	6M	E +	5.50%	9.22%	11/22/2030	EUR	3,024	3,200	3,162	2.78
								19,549	19,515	17.18
Commercial Services & Supplies
CI(MG) Intermediate, LLC	3M	S +	7.15%	12.50%	3/24/2028		2,043	1,990	1,997	1.76
CI(MG) Intermediate, LLC (Delayed Draw) (6) (9)	3M	S +	7.15%	12.47%	3/24/2028		1,153	869	873	0.77
				12.50%
CI(MG) Intermediate, LLC (Revolver) (6)	3M	S +	7.15%	12.49%	3/24/2028		630	580	581	0.51
HEF Safety Ultimate Holdings, LLC	3M	S +	5.75%	11.08%	11/19/2029		2,056	2,006	2,028	1.78
HEF Safety Ultimate Holdings, LLC (Delayed Draw) (6)	3M	S +	5.75%	11.08%	11/19/2029		563	(6)	(8)	(0.01)
HEF Safety Ultimate Holdings, LLC (Revolver) (6)	3M	S +	5.75%	11.08%	11/19/2029		297	72	75	0.07
ZircoData Holdings Pty Ltd (Australia) (7) (8)	3M	B +	7.25%	11.75%	5/3/2026	AUD	1,731	1,151	1,145	1.01
								6,662	6,691	5.89
Construction & Engineering
ADB Acquisition, LLC (8)	3M	S +	6.76%	12.10%	12/18/2025		2,611	2,587	2,558	2.25
ADB Acquisition, LLC	3M	S +	6.76%	12.09%	12/18/2025		496	488	486	0.43
Capital Construction, LLC	1M	S +	5.35%	10.68%	10/22/2026		920	907	911	0.80
Capital Construction, LLC (Delayed Draw)	1M	S +	5.35%	10.68%	10/22/2026		1,247	1,230	1,236	1.09
Capital Construction, LLC (Revolver) (6)	1M	S +	5.35%	10.68%	10/22/2026		222	(3)	(2)	—
Full Circle Fiber Operating LLC	6M	S +	7.25%	12.51%	12/16/2027		5,374	5,280	5,293	4.66
Safety Infrastructure Services Intermediate LLC	3M	S +	7.15%	12.48%	7/21/2028		2,614	2,563	2,584	2.27
Safety Infrastructure Services Intermediate LLC (Revolver) (6)	3M	S +	7.15%	12.48%	7/21/2028		455	219	222	0.20
TriplePoint Acquisition Holdings LLC	1M	S +	5.50%	10.84%	5/31/2029		4,478	4,390	4,390	3.86
TriplePoint Acquisition Holdings LLC (Delayed Draw) (6)	1M	S +	5.50%	10.84%	5/31/2029		1,119	(11)	(11)	(0.01)
TriplePoint Acquisition Holdings LLC (Revolver) (6)	1M	S +	5.50%	10.84%	5/31/2029		622	(12)	(12)	(0.01)
								17,638	17,655	15.54
Containers & Packaging
Close The Loop Group USA, Inc.	3M	S +	6.15%	11.48%	10/26/2029		2,778	2,726	2,749	2.42
Close The Loop Group USA, Inc. (Revolver) (6)	3M	S +	6.15%	11.48%	12/26/2029		589	(11)	(6)	(0.01)
Johns-Byrne LLC	3M	S +	6.00%	11.33%	8/31/2029		994	972	981	0.86
Johns-Byrne LLC (Delayed Draw) (6)	3M	S +	6.00%	11.33%	8/31/2029		267	(6)	(4)	—
Johns-Byrne LLC (Revolver) (6)	3M	S +	6.00%	11.33%	8/31/2029		134	(3)	(2)	—
Toledo AcquisitionCo Inc. (8)	3M	S +	6.65%	11.97%	8/21/2027		2,962	2,924	2,914	2.57
								6,602	6,632	5.84
Distributors
Delaware Valley Floral Group LLC	3M	S +	5.85%	11.18%	8/24/2028		603	591	594	0.52
Delaware Valley Floral Group LLC (Revolver) (6)	3M	S +	5.85%	11.18%	8/24/2028		327	(6)	(5)	—
								585	589	0.52
Electronic Equipment, Instruments & Components
Rochester Sensors, LLC	3M	S +	6.90%	12.23%	5/8/2028		6,660	6,530	6,553	5.77
Rochester Sensors, LLC (Revolver)	3M	S +	6.90%	12.23%	5/8/2028		545	535	537	0.47
								7,065	7,090	6.24

The accompanying notes are an integral part of these financial statements.

PGIM Private Credit Fund

Schedule of Investments (continued)

June 30, 2024

(in thousands)

(Unaudited)

	Reference					Par
	Rate and				Maturity	Amount/			Fair	% of
Investments(1) (11)	Spread(2)			Interest Rate(2)	Date	Units		Cost(3)	Value	Net Assets
Investments—non-affiliated (continued)
Environmental & Facilities Services
Legend Buyer, Inc.	6M	S +	5.60%	10.86%	1/19/2029		1,119	$1,097	$1,100	0.97%
Legend Buyer, Inc. (Revolver) (6)	6M	S +	5.60%	10.86%	1/19/2029		214	(4)	(3)	(0.01)
								1,093	1,097	0.96
Gas Utilities
Sail Energy, LLC	6M	S +	7.25%	12.51%	1/24/2028		1,146	1,130	1,132	1.00
Sail Energy, LLC (Delayed Draw)	6M	S +	7.25%	12.51%	1/24/2028		771	759	761	0.67
Sail Energy, LLC (Revolver) (6)	6M	S +	7.25%	12.51%	1/24/2028		381	(5)	(5)	(0.01)
								1,884	1,888	1.66
Health Care Equipment
Medical Device Inc.	3M	S +	6.60%	11.93%	7/11/2029		1,604	1,570	1,576	1.39
Medical Device Inc. (Revolver) (6)	3M	S +	6.60%	11.93%	7/11/2029		202	(4)	(4)	(0.01)
								1,566	1,572	1.38
Health Care Providers & Services
ADB Acquiror, Inc	3M	S +	8.03%	13.36%	5/12/2028		5,218	5,105	5,123	4.51
ADB Acquiror, Inc (Delayed Draw) (6)	3M	S +	8.03%	13.36%	5/12/2028		1,545	(33)	(28)	(0.03)
ADB Acquiror, Inc (Revolver) (6)	3M	S +	8.03%	13.36%	5/12/2028		455	(10)	(8)	(0.01)
MM Proton I, LLC	1M	S +	6.75%	12.08%	5/29/2029		6,788	6,689	6,689	5.89
Pharmacy Partners Acquisition, LLC	3M	S +	6.50%	11.84%	2/28/2029		1,012	997	997	0.88
Pharmacy Partners Acquisition, LLC (Revolver) (6)	3M	S +	6.50%	11.84%	2/28/2029		202	(3)	(3)	—
								12,745	12,770	11.24
Household Products
Bluesun Consumer Brands, S.L. (Spain) (7)	1M	E +	5.75%	9.68%	2/26/2030	EUR	3,111	3,275	3,253	2.86
								3,275	3,253	2.86
Human Resource & Employment Services
Pryor Learning, LLC	1M	S +	6.85%	12.19%	2/28/2028		1,800	1,770	1,775	1.56
Pryor Learning, LLC (Revolver) (6)	1M	S +	6.85%	12.19%	2/28/2028		203	(3)	(3)	—
								1,767	1,772	1.56
IT Consulting & Other Services
MajorKey Technologies Holdings LLC (8)	6M	S +	6.26%	11.57%	12/3/2026		2,422	2,402	2,406	2.12
								2,402	2,406	2.12
IT Services
Penncomp LLC	1M	S +	6.60%	11.94%	10/17/2028		3,700	3,616	3,672	3.23
Penncomp LLC (Delayed Draw) (6)	1M	S +	6.60%	11.94%	10/17/2028		1,183	222	227	0.20
Penncomp LLC (Revolver) (6)	1M	S +	6.60%	11.94%	10/17/2028		148	(3)	(1)	—
								3,835	3,898	3.43
Media
AOM Intermediate Holdco, LLC	3M	S +	6.90%	12.23%	8/22/2028		3,334	3,261	3,276	2.89
AOM Intermediate Holdco, LLC (Delayed Draw) (6) (9)	3M	S +	6.90%	12.23%	8/22/2028		773	(16)	(13)	(0.01)
				12.24%
AOM Intermediate Holdco, LLC (Revolver) (6)	3M	S +	6.90%	12.23%	8/22/2028		258	192	193	0.17
TG Studios US, LLC	3M	S +	7.90%	13.23%	4/6/2029		5,000	4,879	4,899	4.31
TG Studios US, LLC (Delayed Draw) (6)	3M	S +	7.90%	13.23%	4/6/2029		273	(7)	(6)	(0.01)
								8,309	8,349	7.35
Paper & Forest Products
Hoffmaster Group, Inc.	3M	S +	6.25%	11.58%	2/24/2028		5,192	5,095	5,119	4.51
								5,095	5,119	4.51
Professional Services
HH Global Finance LTD (8)	6M	S +	6.18%	11.50%	2/25/2027		3,000	2,965	2,972	2.62
Prestige Employee Administrators, LLC (8)	1M	S +	6.10%	11.49%	12/31/2025		3,034	3,012	3,027	2.66
Studio Bidco B.V. (Netherlands) (7)	3M	E +	6.25%	9.97%	4/17/2031	EUR	326	339	339	0.30
Studio Bidco B.V. (Delayed Draw) (Netherlands) (6) (7)	3M	E +	6.25%	9.97%	4/17/2031	EUR	122	(2)	(2)	—
Tetris Bidco Limited (United Kingdom) (7)	3M	SN +	6.75%	11.95%	10/24/2029	GBP	2,062	2,441	2,565	2.26
Tetris Bidco Limited (Revolver) (United Kingdom) (6) (7)	3M	SN +	6.75%	11.95%	10/24/2029	GBP	263	(9)	(5)	(0.01)
								8,746	8,896	7.83
Software
Knowledge Support Systems, Inc. (8)	3M	S +	6.75%	12.10%	11/17/2029		1,663	1,629	1,637	1.44
								1,629	1,637	1.44
Trading Companies & Distributors
Certified Power, Inc	3M	S +	7.10%	12.40%	4/28/2028		4,511	4,406	4,454	3.92
Entertainment Earth, LLC (8)	3M	S +	8.65%	13.98%	7/22/2027		2,886	2,849	2,796	2.46
								7,255	7,250	6.38
Total First Lien Debt								$129,318	$129,664	114.13%
Total Investments—non-affiliated								$129,318	$129,664	114.13%

Cash Equivalents
PGIM Core Ultra Short Bond Fund (10)							314	314	314	0.27%
								314	314	0.27
Cash Equivalents								$314	$314	0.27%
Total Portfolio Investments and Cash Equivalents								$129,632	$129,978	114.40%

(1)	Unless otherwise indicated, issuers of debt investments held by the Company are denominated in USD dollars. All debt investments are income producing unless otherwise indicated.

The accompanying notes are an integral part of these financial statements.

PGIM Private Credit Fund

Schedule of Investments (continued)

June 30, 2024

(in thousands)

(Unaudited)

(2)	Unless otherwise indicated, loan contains a variable rate structure, and may be subject to an interest rate floor. Variable rate loans to the portfolio companies bear interest at a rate that is determined by reference to either the Secured Overnight Financing Rate (“SOFR” or “S”), EuroInterbank Offered Rate (“EURIBOR” or “E”), Australian Bank Bill Swap Rate (“BBSW” or “B”), Sterling Overnight Index Average (“SONIA or SN”), or an alternate base rate (commonly based on the U.S. Prime Rate (“P”), which generally resets periodically. For each loan, the Company has indicated the reference rate used (including any adjustments per the loan agreements), and provided the spread and interest rate in effect as of June 30, 2024.
(3)	The cost represents the original cost adjusted for the accretion of discounts and amortization of premiums, as applicable, on debt investments using the effective interest method in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
(4)	Unless otherwise indicated, issuers of debt held by the Company are domiciled in the United States.
(5)	All investments are valued using unobservable inputs (Level 3), unless otherwise noted (see “Note 2. Accounting Policies” and “Note 5. Fair Value Measurements”).
(6)	Position or portion thereof is an unfunded loan commitment, and no interest is being earned on the unfunded portion, although the investment may be subject to unused commitment fees. Negative cost and fair value result from unamortized fees, which are capitalized to the investment cost. See below for more information on the Company’s unfunded commitments:

				Unfunded
		Commitment		Commitment
Investments—non-affiliated	Commitment Type	Expiration Date	Unfunded	Fair Value
ADB Acquiror, Inc	Delayed Draw Term Loan	5/12/2028	$1,545	$(28)
ADB Acquiror, Inc	Revolver	5/12/2028	455	(8)
AgroFresh, Inc.	Revolver	3/31/2028	27	(1)
Airedale Newco Limited	Revolver	12/21/2028	994	(24)
AOM Intermediate Holdco, LLC	Delayed Draw Term Loan	8/22/2028	773	(13)
AOM Intermediate Holdco, LLC	Revolver	8/22/2028	60	(1)
Capital Construction, LLC	Revolver	10/22/2026	222	(2)
CI(MG) Intermediate, LLC	Delayed Draw Term Loan	3/24/2028	254	(6)
CI(MG) Intermediate, LLC	Revolver	3/24/2028	34	(1)
Close The Loop Group USA, Inc.	Revolver	12/26/2029	589	(6)
Delaware Valley Floral Group LLC	Revolver	8/24/2028	327	(5)
Eureka Entertainment, LLC	Revolver	12/20/2027	236	(3)
HEF Safety Ultimate Holdings, LLC	Delayed Draw Term Loan	11/19/2029	563	(8)
HEF Safety Ultimate Holdings, LLC	Revolver	11/19/2029	218	(3)
Johns-Byrne LLC	Delayed Draw Term Loan	8/31/2029	267	(4)
Johns-Byrne LLC	Revolver	8/31/2029	134	(2)
Legend Buyer, Inc.	Revolver	1/19/2029	214	(3)
Medical Device Inc.	Revolver	7/11/2029	202	(4)
Nest Bidco GMBH	Delayed Draw Term Loan	1/16/2030	954	(22)
Penncomp LLC	Delayed Draw Term Loan	10/17/2028	947	(7)
Penncomp LLC	Revolver	10/17/2028	148	(1)
Pharmacy Partners Acquisition, LLC	Revolver	2/28/2029	202	(3)
Pryor Learning, LLC	Revolver	2/28/2028	203	(3)
Rent-All	Delayed Draw Term Loan	4/17/2031	131	(2)
Safety Infrastructure Services Intermediate LLC	Revolver	7/21/2028	227	(3)
Sail Energy, LLC	Revolver	1/24/2028	381	(5)
Tetris Bidco Limited	Revolver	10/24/2029	321	(5)
Titan Home Improvement, LLC	Delayed Draw Term Loan	5/31/2030	593	(6)
Titan Home Improvement, LLC	Revolver	5/31/2030	520	(10)
Together Group Holdings PLC	Delayed Draw Term Loan	4/6/2029	273	(6)
TriplePoint Acquisition Holdings LLC	Delayed Draw Term Loan	5/31/2029	1,119	(11)
TriplePoint Acquisition Holdings LLC	Revolver	5/31/2029	622	(12)
Total			$13,755	$(218)
(7)	The investment is not a qualifying asset under Section 55(a) of the 1940 Act. The Company may not acquire any non-qualifying asset unless, at the time of acquisition, qualifying assets represent at least 70% of the Company’s total assets. As of June 30, 2024, non-qualifying assets represented 16.99% of the Company’s total assets as calculated in accordance with regulatory requirements.

The accompanying notes are an integral part of these financial statements.

PGIM Private Credit Fund

Schedule of Investments (continued)

June 30, 2024

(in thousands)

(Unaudited)

(8)	Represents a loan that was purchased by the Company and transferred at fair value from the parent company of PGIM Strategic Investments, Inc. in March 2023.
(9)	The investment has multiple unique terms, so the loan principal is being subdivided and accordingly, interest is being accrued at differing interest rates as presented on the Schedule of Investments.
(10)	Cash equivalents balance represents an investment in a Fund affiliated with the Manager which had a 7-day effective yield of 5.70% as of June 30, 2024.
(11)	Unless otherwise indicated, all investments are non-controlled, non-affiliated investments. Non-controlled, non-affiliated investments are defined as investments in which the Company owns less than 5% of a portfolio company’s outstanding voting securities and does not have the power to exercise control over the management or policies of such portfolio company. As of June 30, 2024, all of the Company’s investments were non-controlled, non-affiliated.

ADDITIONAL INFORMATION

Forward Foreign Currency Exchange Contracts

			Settlement	Unrealized Appreciation
Counterparty	Currency Purchased	Currency Sold	Date	(Depreciation)
Macquarie Bank Limited	USD 359	EUR 326	24-Apr-26	$—	(*)
Macquarie Bank Limited	USD 3,482	EUR 3,111	27-Feb-26	53
Macquarie Bank Limited	USD 6,601	GBP 5,180	31-Dec-25	38
Macquarie Bank Limited	USD 3,385	EUR 3,024	28-Nov-25	65
Macquarie Bank Limited	AUD 12	USD 8	12-Feb-25	—	(*)
Macquarie Bank Limited	USD 1,163	AUD 1,774	12-Feb-25	(27)
Macquarie Bank Limited	USD 880	EUR 807	9-Jul-24	15
Macquarie Bank Limited	USD 113	EUR 104	9-Jul-24	2
Macquarie Bank Limited	USD 3,539	EUR 3,246	9-Jul-24	60
Macquarie Bank Limited	USD 2,669	GBP 2,105	9-Jul-24	8
Macquarie Bank Limited	USD 191	EUR 176	8-Jul-24	2
				$216

(*)	Less than $500

The accompanying notes are an integral part of these financial statements.

PGIM Private Credit Fund

Schedule of Investments

December 31, 2023

(in thousands)

	Reference				Par
	Rate and			Maturity	Amount/			Fair	% of
Investments(1)(10)	Spread		Interest Rate(2)	Date	Units		Cost(3)	Value	Net Assets
Investments—non-affiliated
First Lien Debt(4) (5)
Beverages
Suja Merger Sub, LLC (6)	1M S +	5.60%	10.96%	8/23/2027		$2,978	$2,947	$2,961	2.77%
							2,947	2,961	2.77
Business Services
Eureka Entertainment, LLC	1M S +	6.85%	12.21%	12/20/2027		2,128	2,090	2,097	1.97
Eureka Entertainment, LLC (Revolver) (7)	1M S +	6.85%	12.21%	12/20/2027		319	77	78	0.07
							2,167	2,175	2.04
Chemicals
AgroFresh, Inc.	1M S +	6.60%	11.96%	3/31/2029		5,165	5,029	5,048	4.73
AgroFresh, Inc.	1M E +	7.25%	11.19%	3/31/2029	EUR	817	863	881	0.83
AgroFresh, Inc. (Delayed Draw)	1M S +	6.60%	11.96%	3/31/2029		707	689	691	0.65
AgroFresh, Inc. (Revolver) (7)	1M S +	6.60%	11.96%	3/31/2028		566	410	412	0.38
Airedale Newco Limited (8)	3M SN +	6.25%	11.44%	12/22/2028	GBP	5,313	6,548	6,570	6.16
Airedale Newco Limited (Revolver) (7) (8)	3M SN +	6.25%	11.44%	12/22/2028	GBP	781	(31)	(30)	(0.03)
Kandelium Group GmbH (8)	3M S +	6.22%	11.59%	11/22/2030		1,926	1,870	1,870	1.75
Kandelium Group GmbH (8)	6M E +	5.50%	9.55%	11/22/2030	EUR	3,024	3,196	3,240	3.04
Kandelium Group GmbH (Delayed Draw) (7) (8)	3M S+	6.22%	11.59%	11/22/2030		1,284	(19)	(19)	(0.02)
							18,555	18,663	17.49

Commercial Services & Supplies
CI(MG) Intermediate, LLC	3M S +	7.15%	12.53%	3/24/2028		2,053	1,993	1,993	1.87
CI(MG) Intermediate, LLC (Delayed Draw) (7)	3M S +	7.15%	12.53%	3/24/2028		1,155	(34)	(34)	(0.03)
CI(MG) Intermediate, LLC (Revolver) (7)	3M S +	7.15%	12.53%	3/24/2028		257	(7)	(7)	(0.01)
HEF Safety Ultimate Holdings, LLC	3M S +	5.75%	11.10%	11/17/2029		2,066	2,015	2,015	1.89
HEF Safety Ultimate Holdings, LLC (Delayed Draw) (7)	3M S +	5.75%	11.10%	11/17/2029		563	(7)	(7)	(0.01)
HEF Safety Ultimate Holdings, LLC (Revolver) (7)	3M S +	5.75%	11.10%	11/17/2029		297	72	72	0.07
ZircoData Holdings Pty Ltd (6) (8)	3M B +	7.25%	11.66%	5/3/2026	AUD	1,793	1,191	1,214	1.14
							5,223	5,246	4.92
Construction & Engineering
ADB Acquisition, LLC (6)	3M S +	6.76%	12.11%	12/18/2025		2,767	2,733	2,696	2.53
ADB Acquisition, LLC	3M S +	6.76%	12.14%	12/18/2025		520	509	507	0.47
Capital Construction, LLC	1M S +	6.35%	11.69%	10/22/2026		925	909	912	0.85
Capital Construction, LLC (Delayed Draw)	1M S +	6.35%	11.70%	10/22/2026		1,253	1,233	1,236	1.16
Capital Construction, LLC (Revolver) (7)	1M S +	6.35%	11.69%	10/22/2026		222	19	19	0.02
Full Circle Fiber Operating LLC	6M S +	7.25%	12.43%	12/16/2027		5,444	5,336	5,352	5.02
Safety Infrastructure Services Intermediate LLC	3M S +	7.15%	12.50%	7/21/2028		2,168	2,124	2,133	2.00
Safety Infrastructure Services Intermediate LLC (Revolver) (7)	3M S +	7.15%	12.50%	7/21/2028		455	82	83	0.08
							12,945	12,938	12.13
Containers & Packaging
Close The Loop Group USA, Inc.	3M S +	6.90%	12.25%	10/26/2029		2,814	2,757	2,769	2.60
Close The Loop Group USA, Inc. (Delayed Draw) (7)	3M S +	6.90%	12.25%	10/26/2029		358	(7)	(6)	(0.01)
Close The Loop Group USA, Inc. (Revolver) (7)	3M S +	6.90%	12.25%	12/26/2029		589	(12)	(9)	(0.01)
Johns-Byrne LLC	3M S +	6.25%	11.60%	8/31/2029		999	975	979	0.92
Johns-Byrne LLC (Delayed Draw) (7)	3M S +	6.25%	11.60%	8/31/2029		267	(6)	(5)	(0.01)
Johns-Byrne LLC (Revolver) (7)	3M S +	6.25%	11.60%	8/31/2029		134	(3)	(3)	—
Toledo AcquisitionCo Inc. (6)	3M S +	6.65%	12.03%	8/21/2027		2,977	2,934	2,923	2.74
							6,638	6,648	6.23

The accompanying notes are an integral part of these financial statements.

PGIM Private Credit Fund

Schedule of Investments (continued)

December 31, 2023

(in thousands)

(Unaudited)

	Reference					Par
	Rate and				Maturity	Amount/			Fair	% of
Investments(1) (10)	Spread			Interest Rate(2)	Date	Units		Cost(3)	Value	Net Assets
Investments—non-affiliated (continued)
Distributors
Delaware Valley Floral Group LLC	3M	S +	6.23%	11.57%	8/24/2028		606	$593	$596	0.56%
Delaware Valley Floral Group LLC (Revolver) (7)	3M	S +	6.23%	11.57%	8/24/2028		327	(7)	(5)	(0.01)
								586	591	0.55
Electronic Equipment, Instruments & Components
Rochester Sensors, LLC	3M	S +	6.65%	12.00%	5/8/2028		6,694	6,548	6,575	6.16
Rochester Sensors, LLC (Revolver) (7)	3M	S +	6.65%	12.00%	5/8/2028		545	234	236	0.22
								6,782	6,811	6.38
Environmental & Facilities Services
Legend Buyer, Inc.	6M	S +	5.85%	11.03%	1/19/2029		1,123	1,099	1,104	1.03
Legend Buyer, Inc. (Revolver) (7)	6M	S +	5.85%	11.03%	1/19/2029		214	(4)	(4)	—
								1,095	1,100	1.03
Gas Utilities
Sail Energy, LLC	6M	S +	7.00%	12.18%	1/24/2028		1,161	1,142	1,146	1.07
Sail Energy, LLC (Delayed Draw)	6M	S +	7.00%	12.18%	1/24/2028		780	768	771	0.72
Sail Energy, LLC (Revolver) (7)	6M	S +	7.00%	12.18%	1/24/2028		381	(6)	(5)	—
								1,904	1,912	1.79
Health Care Equipment
Medical Device Inc.	3M	S +	6.60%	11.95%	7/11/2029		1,612	1,575	1,582	1.48
Medical Device Inc. (Revolver) (7)	3M	S +	6.60%	11.95%	7/11/2029		202	(5)	(4)	—
								1,570	1,578	1.48
Health Care Providers & Services
ADB Acquiror, Inc	3M	S +	7.65%	13.00%	5/12/2028		5,064	4,942	4,962	4.65
ADB Acquiror, Inc (Delayed Draw) (7)	3M	S +	7.65%	13.00%	5/12/2028		1,727	(41)	(35)	(0.03)
ADB Acquiror, Inc (Revolver) (7)	3M	S +	7.65%	13.00%	5/12/2028		455	(11)	(9)	(0.01)
								4,890	4,918	4.61
Human Resource & Employment Services
Pryor Learning, LLC	1M	S +	6.85%	12.21%	2/28/2028		1,886	1,851	1,857	1.74
Pryor Learning, LLC (Revolver) (7)	1M	S +	6.85%	12.21%	2/28/2028		203	(4)	(3)	—
								1,847	1,854	1.74
IT Consulting & Other Services
MajorKey Technologies Holdings LLC (6)	3M	S +	6.26%	11.64%	12/3/2026		2,820	2,793	2,792	2.62
								2,793	2,792	2.62
IT Services
Penncomp LLC	1M	S +	6.60%	11.96%	10/17/2028		3,718	3,633	3,633	3.40
Penncomp LLC (Delayed Draw) (7)	1M	S +	6.60%	11.96%	10/17/2028		1,183	(13)	(13)	(0.01)
Penncomp LLC (Revolver) (7)	1M	S +	6.60%	11.96%	10/17/2028		148	(3)	(3)	—
								3,617	3,617	3.39
Media
AOM Intermediate Holdco, LLC	3M	S +	6.90%	12.25%	8/22/2028		3,378	3,300	3,313	3.10
AOM Intermediate Holdco, LLC (Delayed Draw) (7)	3M	S +	6.90%	12.25%	8/22/2028		773	(18)	(15)	(0.01)
AOM Intermediate Holdco, LLC (Revolver) (7)	3M	S +	6.90%	12.25%	8/22/2028		258	(6)	(5)	—
Together Group Holdings PLC	3M	S +	7.90%	13.26%	4/6/2029		5,000	4,868	4,890	4.58
Together Group Holdings PLC (Delayed Draw) (7)	3M	S +	7.90%	13.26%	4/6/2029		273	(7)	(6)	(0.01)
								8,137	8,177	7.66
Pharmaceuticals
Quest Products, LLC (6)	1M	S +	7.10%	12.46%	6/19/2025		1,434	1,424	1,426	1.34
								1,424	1,426	1.34
Professional Services
HH Global Finance LTD (6)	6M	S +	6.43%	11.82%	2/25/2027		3,000	2,959	2,968	2.78
Prestige Employee Administrators, LLC (6)	3M	S +	6.15%	11.50%	12/31/2025		3,082	3,052	3,073	2.88
Tetris Bidco Limited (8)	3M	SN +	6.75%	11.94%	10/24/2029	GBP	2,149	2,543	2,660	2.50
Tetris Bidco Limited (Revolver) (7) (8)	3M	SN +	6.75%	11.94%	10/24/2029	GBP	263	(9)	(9)	(0.01)
								8,545	8,692	8.15
Software
Knowledge Support Systems, Inc. (6)	3M	S +	7.00%	11.80%	11/17/2029		1,663	1,626	1,627	1.52
								1,626	1,627	1.52
Trading Companies & Distributors
Certified Power, Inc	3M	S +	7.10%	12.49%	4/28/2028		4,534	4,416	4,433	4.16
Entertainment Earth, LLC (6)	3M	S +	6.65%	12.00%	7/22/2027		2,924	2,881	2,860	2.68
								7,297	7,293	6.84
Total First Lien Debt								$100,588	$101,019	94.68%
Total Investments—non-affiliated								$100,588	$101,019	94.68%
Cash Equivalents
State Street Institutional Treasury Plus Money Market Fund (9)							14,052	14,052	14,052	13.17
Cash Equivalents								$14,052	$14,052	13.17%
Total Portfolio Investments and Cash Equivalent								$114,640	$115,071	107.85%

(1)	Unless otherwise indicated, issuers of debt investments held by the Company are denominated in USD dollars. All debt investments are income producing unless otherwise indicated.

The accompanying notes are an integral part of these financial statements.

PGIM Private Credit Fund

Schedule of Investments (continued)

December 31, 2023

(in thousands)

(Unaudited)

(2)	Unless otherwise indicated, loan contains a variable rate structure, and may be subject to an interest rate floor. Variable rate loans to the portfolio companies bear interest at a rate that is determined by reference to either the Secured Overnight Financing Rate (“SOFR” or “S”), EuroInterbank Offered Rate (“EURIBOR” or “E”) or Australian Bank Bill Swap Rate (“BBSW” or “B”), Sterling Overnight Index Average (“SONIA or SN”), which generally resets periodically. For each loan, the Company has indicated the reference rate used (including any adjustments per the loan agreements), and provided the spread and interest rate in effect as of December 31, 2023.
(3)	The cost represents the original cost adjusted for the accretion of discounts and amortization of premiums, as applicable, on debt investments using the effective interest method in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
(4)	Unless otherwise indicated, issuers of debt held by the Company are domiciled in the United States.
(5)	All investments valued using unobservable inputs (Level 3), unless otherwise noted (see “Note 2. Accounting Policies” and “Note 5. Fair Value Measurements”).
(6)	Represents a loan that was purchased by the Company and transferred at fair value from the parent company of PGIM Strategic Investments, Inc. in March 2023.

The accompanying notes are an integral part of these financial statements.

PGIM Private Credit Fund

Schedule of Investments (continued)

December 31, 2023

(in thousands)

(Unaudited)

(7)	Position or portion thereof is an unfunded loan commitment, and no interest is being earned on the unfunded portion, although the investment may be subject to unused commitment fees. Negative cost and fair value result from unamortized fees, which are capitalized to the investment cost. See below for more information on the Company’s unfunded commitments:

				Unfunded
	Commitment	Commitment		Commitment
Investments—non-affiliated	Type	Expiration Date	Unfunded	Fair Value
ADB Acquiror, Inc	Delayed Draw Term Loan	5/12/2028	$1,727	$(35)
ADB Acquiror, Inc	Revolver	5/12/2028	455	(9)
AgroFresh, Inc.	Revolver	3/31/2028	141	(3)
Airedale Newco Limited	Revolver	12/21/2028	993	(30)
AOM Intermediate Holdco, LLC	Delayed Draw Term Loan	8/22/2028	773	(15)
AOM Intermediate Holdco, LLC	Revolver	8/22/2028	258	(5)
Capital Construction, LLC	Revolver	10/22/2026	200	(3)
CI(MG) Intermediate, LLC	Delayed Draw Term Loan	3/24/2028	1,155	(34)
CI(MG) Intermediate, LLC	Revolver	3/24/2028	257	(7)
Close The Loop Group USA, Inc.	Delayed Draw Term Loan	10/26/2029	358	(6)
Close The Loop Group USA, Inc.	Revolver	12/26/2029	589	(9)
Delaware Valley Floral Group LLC	Revolver	8/24/2028	327	(5)
Eureka Entertainment, LLC	Revolver	12/20/2027	236	(3)
HEF Safety Ultimate Holdings, LLC	Delayed Draw Term Loan	11/19/2029	563	(7)
HEF Safety Ultimate Holdings, LLC	Revolver	11/19/2029	218	(7)
Johns-Byrne LLC	Delayed Draw Term Loan	8/31/2029	267	(5)
Johns-Byrne LLC	Revolver	8/31/2029	134	(3)
Kandelium Group GmbH	Delayed Draw Term Loan	11/22/2030	1,284	(19)
Legend Buyer, Inc.	Revolver	1/19/2029	214	(4)
Medical Device Inc.	Revolver	7/11/2029	202	(4)
Penncomp LLC	Delayed Draw Term Loan	10/17/2028	1,183	(13)
Penncomp LLC	Revolver	10/17/2028	148	(3)
Pryor Learning, LLC	Revolver	2/28/2028	203	(3)
Rochester Sensors, LLC	Revolver	5/8/2028	300	(5)
Safety Infrastructure Services Intermediate LLC	Revolver	7/21/2028	363	(6)
Sail Energy, LLC	Revolver	1/24/2028	381	(5)
Tetris Bidco Limited	Revolver	10/24/2029	321	(9)
Together Group Holdings PLC	Delayed Draw Term Loan	4/6/2029	273	(6)
Total			$13,523	$(263)

(8)	The investment is not a qualifying asset under Section 55(a) of the 1940 Act. The Company may not acquire any non-qualifying asset unless, at the time of acquisition, qualifying assets represent at least 70% of the Company’s total assets. As of December 31, 2023, non-qualifying assets represented 12.94% of the Company’s total assets as calculated in accordance with regulatory requirements.
(9)	Cash equivalents balance represents amounts held in interest-bearing money market funds issued by State Street Institutional Treasury Plus Money Market Fund (Investor Class (SAEXX)), which had a 30-day yield of 5.22% as of December 31, 2023.
(10)	Unless otherwise indicated, all investments are non-controlled, non-affiliated investments. Non-controlled, non-affiliated investments are defined as investments in which the Company owns less than 5% of a portfolio company’s outstanding voting securities and does not have the power to exercise control over the management or policies of such portfolio company. As of December 31, 2023, all of the Company’s investments were non-controlled, non-affiliated.

The accompanying notes are an integral part of these financial statements.

PGIM Private Credit Fund

Schedule of Investments (continued)

December 31, 2023

(in thousands)

(Unaudited)

ADDITIONAL INFORMATION

Forward Foreign Currency Exchange Contracts

			Settlement	Unrealized Appreciation
Counterparty	Currency Purchased	Currency Sold	Date	(Depreciation)
Macquarie Bank Limited	USD 6,771	GBP 5,313	31-Dec-25	$(24)
Macquarie Bank Limited	USD 3,385	EUR 3,024	28-Nov-25	(59)
Macquarie Bank Limited	USD 1,191	AUD 1,835	16-Feb-24	(63)
Macquarie Bank Limited	USD 2,696	GBP 2,193	16-Jan-24	(100)
Macquarie Bank Limited	USD 868	EUR 817	8-Jan-24	(36)
Macquarie Bank Limited	USD 8	EUR 7	8-Jan-24	—	(*)
				$(282)

(*)	Less than $500

The accompanying notes are an integral part of these financial statements.

PGIM Private Credit Fund

Notes to Financial Statements (Unaudited)

(dollars in thousands, except share and per share amounts)

Note 1. Organization

PGIM Private Credit Fund (the “Company,” “we,” “us” or “our”) is a Delaware statutory trust formed on March 21, 2022. The Company currently invests and intends to continue investing primarily in privately placed floating rate leveraged (below investment grade) debt, including, but not limited to, senior secured, first lien, debt issuances in middle market companies primarily in the United States as well as up to 30% of its total assets in investments in other countries (primarily Canada, Europe, Australia and Latin America). The Company currently is majority-owned by Prudential Insurance Company of America (“PICA”), an affiliate of the Company and PGIM Investments LLC (“PGIM Investments,” or the “Manager” or the “Valuation Designee”). The Company elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), effective May 5, 2023. The Company also intends to elect to be treated, and qualify annually, as a regulated investment company (“RIC”) for U.S. federal income tax purposes as defined under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) upon filing of the tax return on its statutory due date, commencing with its initial taxable year ended December 31, 2023.

The Company’s investment objective is to seek to generate current income and, to a lesser extent, long-term capital appreciation. Under normal circumstances, the Company intends to invest at least 80% of its total assets (net assets plus borrowings for investment purposes) in private credit investments. The Company considers private credit investments to include loans, bonds and other credit instruments that are issued in private offerings or issued by private companies. Under normal circumstances, it is expected that the Company will primarily be invested in privately originated and privately negotiated direct lending investments to U.S. middle market companies through (i) first lien senior secured loans (including club deals by a small group of investment firms), and (ii) with not more than 20% of total invested capital in senior secured second and third lien loans, and unsecured loans.

The Company commenced its operations on December 13, 2022.

Note 2. Accounting Policies

Basis of Presentation

The accompanying interim financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the requirements for reporting on Form 10-Q and Article 6 of Regulation S-X.

The Company follows the investment company accounting and reporting guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946 Financial Services – Investment Companies.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company to make certain estimates and assumptions that may affect the amounts reported on the financial statements and accompanying notes. These financial statements reflect normal and recurring adjustments that in the opinion of the Company are necessary for the fair statement of the results for the periods presented. Actual results could differ from those estimates and assumptions included on the financial statements.

Cash and Cash Equivalents

Cash represents cash deposits held at financial institutions, which at times may exceed U.S. federally insured limits. The Company’s deposits are held at financial institutions with high credit-quality to minimize credit risk exposure. Cash equivalents consist of other highly liquid investments, such as money market funds, with original maturities of three months or less. Cash and cash equivalents, other than open-end mutual funds, are carried at cost, which approximates fair value. The Company may invest in cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

Investments

The Company values its investments in accordance with FASB ASC 820, Fair Value Measurement (“ASC 820”), which defines fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the applicable measurement date. ASC 820 prioritizes the use of observable market prices derived from such prices over entity-specific inputs. The Company is required to report its investments for which current market values are not readily available at fair value. Due to the inherent uncertainties of valuation, certain estimated fair values may differ significantly from the values that would have been realized had a readily available market for these investments existed, and these differences could be material. See “Note 5. Fair Value Measurements.”

The Company’s Board of Trustees (the “Board”) has adopted valuation procedures for security valuation under which fair valuation responsibilities have been delegated to the Valuation Designee. Pursuant to the Board’s delegation, the Valuation Designee has established a valuation committee responsible for supervising the fair valuation of portfolio securities and other assets and liabilities. The valuation procedures permit the Company to utilize independent valuation advisor services.

The Valuation Designee will use reliable market quotations to value the Company’s investments when such market quotations are readily available. Debt and equity securities that are not publicly traded or whose market price is not readily available or whose market quotations are not deemed to represent fair value are valued at fair value as determined in good faith by or under the direction of the Valuation Designee. Market quotations may be deemed not to represent fair value in certain circumstances where the Valuation Designee reasonably believes that facts and circumstances applicable to an issuer, a seller or purchaser or the market for a particular security causes current market quotes not to reflect the fair value of the security.

If and when market quotations are deemed not to represent fair value, the Company typically utilizes independent third party valuation firms to assist in determining fair value. Accordingly, such investments go through a multi-step valuation process as described below. The Valuation Designee engages one or more independent valuation firms based on a review of each firm’s expertise and relevant experience in valuing certain securities. In each case, independent valuation firms consider observable market inputs together with significant unobservable inputs in arriving at their valuation recommendations for such Level 3 categorized assets.

With respect to investments for which market quotations are not readily available or when such market quotations are deemed not to represent fair value, the Valuation Designee, subject to oversight by the Company’s Board, has approved a multi-step valuation process each month, as described below:

•

Valuation process begins with each portfolio company or investment being initially valued at cost. For Level 3 investments, the cost (purchase price adjusted for accreted original issue discount/amortized premium) or any recent comparable trade activity on the security investment shall be considered to reasonably approximate the fair value of the investment, provided that no material change has since occurred in the issuer’s business, significant inputs or the relevant environment.

•

The Valuation Designee discusses valuations and determines in good faith the fair value of each investment in the portfolio based in part on information from an independent valuation firm that is provided on a monthly basis in conjunction with the determination of the Net Asset Value (“NAV”) per share each month.

•

Valuation conclusions are discussed with and documented by the Valuation Designee, including whether a significant observable change has occurred since the most recent month-end with respect to an investment that requires an adjustment from the most recent monthly valuation.

•	The Board reviews valuations approved by the Valuation Designee at least quarterly.

As part of the Company’s valuation process, the Valuation Designee will take into account relevant factors in determining the fair value of the Company’s investments without market quotations, many of which are loans, including and in combination, as relevant: (i) the estimated enterprise value of a portfolio company, (ii) the nature and realizable value of any collateral, (iii) the portfolio company’s ability to make payments based on its earnings and cash flow, (iv) the markets in which the portfolio company does business, (v) a comparison of the portfolio company’s securities to any similar publicly traded securities, and (vi) overall changes in the interest rate environment and the credit markets that may affect the price at which similar investments may be made in the future. The determinations of fair value may differ materially from the values that would have been used if a readily available market for these non-traded securities existed. Due to this uncertainty, fair value determinations may cause NAV on a given date to materially differ from the value that may ultimately realize upon the sale of one or more of the investments.

The Board reviews the valuations of portfolio investments quarterly and, no less frequently than annually, the adequacy of policies and procedures regarding valuations and the effectiveness of their implementation.

Foreign Currency Translation

The books and records of the Company are maintained in U.S. dollars. Foreign currency amounts are translated into U.S. dollars on the following basis: (i) market value of investment securities, other assets and liabilities—at the exchange rate as of the valuation date; and (ii) purchases and sales of investment securities, income and expenses—at the rates of exchange prevailing on the respective dates of such transactions.

Although the net assets of the Company are presented at the foreign exchange rates and market values at the close of the period, the Company does not generally isolate that portion of the results of operations arising as a result of changes in the foreign exchange rates from the fluctuations arising from changes in the market prices of long-term portfolio securities held at the end of the period. Similarly, the Company does not isolate the effect of changes in foreign exchange rates from the fluctuations arising from changes in the market prices of long-term portfolio securities sold during the period. Accordingly, holding period unrealized and realized foreign currency gains (losses) are included in the reported net change in unrealized appreciation (depreciation) on investments and net realized gains (losses) on investment transactions on the Statements of Operations. Notwithstanding the above, the Company does isolate the effect of fluctuations in foreign currency exchange rates when determining the gain (loss) upon the sale or maturity of foreign currency denominated debt obligations; such amounts are included in net realized gains (losses) on foreign currency transactions.

Additionally, net realized gains (losses) on foreign currency transactions represent net foreign exchange gains (losses) from the disposition of holdings of foreign currencies, currency gains (losses) realized between the trade and settlement dates on investment transactions, and the difference between the amounts of interest, dividends and foreign withholding taxes recorded on the Company’s books and the U.S. dollar equivalent amounts actually received or paid. Net unrealized currency gains (losses) arise from valuing foreign currency denominated assets and liabilities (other than investments) at period end exchange rates.

Foreign Currency Transactions

Based on market conditions, the Company enters into foreign currency forward contracts (“forward contracts”) as a hedge against fluctuations in future foreign currency exchange rates. The Company may engage in foreign currency exchange transactions in connection with its investments in foreign instruments. The Company is not required to hedge its currency exposure, if any, and may choose not to do so. The Company generally will conduct its foreign currency exchange transactions either on a spot (i.e., cash) basis at the spot rate prevailing in the foreign currency exchange market or through forward contracts to purchase or sell foreign currencies, including the payment of dividends and the settlement of transactions that otherwise might require untimely dispositions of Company investments.

The contracts are valued daily at current forward exchange rates and any unrealized gain (loss) is included in net unrealized appreciation or depreciation on forward contracts. Gain (loss) is realized on the settlement date of the contract equal to the difference between the settlement value of the original and negotiated forward contracts. This gain (loss), if any, is included in net realized gain (loss) on forward contract transactions. Risks may arise upon entering into these contracts from the potential inability of the counterparties to meet the terms of their contracts. Forward currency contracts involve risks from currency exchange rate and credit risk in excess of the amounts reflected on the Statements of Assets and Liabilities. The Company’s maximum risk of loss from counterparty credit risk is the net value of the cash flows to be received from the counterparty at the end of the contract’s life.

Master Netting Arrangements

The Company is subject to various master agreements, or netting arrangements, with select counterparties. These are agreements which PGIM, Inc. (“PGIM” or the “Subadviser”) an indirect, wholly-owned subsidiary of Prudential Financial, Inc. (“Prudential”), may have negotiated and entered into on behalf of the Company. A master netting arrangement between the Company and the counterparty permits the Company to offset amounts payable by the Company to the same counterparty against amounts to be received; and by the receipt of collateral from the counterparty by the Company to cover the Company’s exposure to the counterparty. However, there is no assurance that such mitigating factors are easily enforceable. In addition to master netting arrangements, the right to set-off exists when all the conditions are met such that each of the parties owes the other determinable amounts, the reporting party has the right to set-off the amount owed with the amount owed by the other party, the reporting party intends to set-off and the right of set-off is enforceable by law.

The Company is a party to International Swaps and Derivatives Association, Inc. Master Agreements (“ISDA Master Agreements”) with certain counterparties that govern over-the-counter (“OTC”) derivative and foreign exchange contracts entered into from time to time. The ISDA Master Agreements may contain provisions regarding, among other things, the parties’ general obligations, representations, agreements, collateral requirements, events of default and early termination. With respect to certain counterparties, in accordance with the terms of the ISDA Master Agreements, collateral posted to the Company is held in a segregated account by the Company’s custodian and with respect to those amounts which can be sold or re-pledged, is presented in the Schedule of Investments. Collateral pledged by the Company is segregated by the Company’s custodian and identified in the Schedule of Investments, if any. Collateral can be in the form of cash or debt securities issued by the U.S. Government or related agencies or other securities as agreed to by the Company and the applicable counterparty. Collateral requirements are determined based on the Company’s net position with each counterparty. Termination events applicable to the Company may occur upon a decline in the Company’s net assets below a specified threshold over a certain period of time. Termination events applicable to counterparties may occur upon a decline in the counterparty’s long-term and short-term credit ratings below a specified level. In each case, upon occurrence, the other party may elect to terminate early and cause settlement of all derivative and foreign exchange contracts outstanding, including the payment of any losses and costs resulting from such early termination, as reasonably determined by the terminating party. Any decision by one or more of the Company’s counterparties to elect early termination could impact the Company’s future derivative activity.

Revenue Recognition

The Company records its investment transactions on a trade date basis, which is the date when the Company assumes the risks for gains and losses related to that investment. Realized gains and losses are based on the specific identification method.

Interest Income

Interest income is recorded on an accrual basis and includes the accretion of discounts and amortization of premiums. Discounts from and premiums to par value on debt investments purchased are accreted/amortized into interest income over the life of the respective security using the effective interest method. The amortized cost of debt investments represents the original cost, including original issue discount and upfront structuring fees (i.e., origination fees) received that are deemed to be an adjustment to yield, adjusted for the accretion of discounts and amortization of premiums, if any. Upon prepayment of a loan or debt security, any prepayment premiums, unamortized upfront loan origination fees and unamortized discounts are recorded as interest income in the current period. For the three and six months ended June 30, 2024, the Company recorded $3,768 and $7,231 (dollar amounts in thousands), respectively, in interest income. For the three and six months ended June 30, 2023, the Company recorded $2,109 and $2,674 (dollar amounts in thousands), respectively, in interest income.

Dividend Income

Dividend income on preferred equity securities is recorded on the accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly-traded portfolio companies. For the three and six months ended June 30, 2024, the Company recorded $61 and $181 (dollar amounts in thousands), respectively, in dividend income. For the three and six months ended June 30, 2023, the Company recorded $488 and $528 (dollar amounts in thousands), respectively, in dividend income.

Fee Income

The Company may receive various fees in the ordinary course of business such as for consents, waivers and amendments, as well as fees for managerial assistance rendered by the Company to the portfolio companies. Such fees are recognized as income when earned or the services are rendered. For the three and six months ended June 30, 2024, the Company recorded $50 and $109 (dollar amounts in thousands), respectively, in fee income. For the three and six months ended June 30, 2023, there was no fee income recorded by the Company.

Non-Accrual Income

Loans are generally placed on non-accrual status when there is reasonable doubt that principal or interest will be collected in full. Accrued interest is generally reversed when a loan is placed on non-accrual status. Additionally, any original issue discount and market discount are no longer accreted to interest income as of the date the loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest is paid current and, in the Subadviser’s judgment, are likely to remain current. The Subadviser may make exceptions to this treatment and determine to not place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection.

Organizational and Offering Costs

The Manager has agreed to pay the Company’s organizational and offering expenses relating to the initial sale of common shares of beneficial interest, $0.001 par value per share (“Common Shares”), in the offering. The Company is not obligated to repay any such organizational and offering expenses paid by the Manager.

Deferred Debt Issuance Costs

Certain costs incurred in connection with the issuance of debt of the Company were capitalized and are being amortized on a straight-line basis over the estimated life of the respective instruments.

Income Taxes

The Company elected to be regulated as a BDC under the 1940 Act effective May 5, 2023. The Company also intends to elect to be treated, and qualify annually, as a RIC under the Code upon filing of the tax return on its statutory due date, commencing with its initial taxable year ended December 31, 2023. So long as the Company maintains its status as a RIC, it generally will not pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes at least annually to its shareholders as dividends. Rather, any tax liability related to income earned and distributed by the Company would represent obligations of the Company’s investors and would not be reflected in the financial statements of the Company.

To qualify for and maintain qualification as a RIC, the Company must, among other things, meet certain source-of-income and asset diversification requirements. In addition, to qualify for RIC tax treatment, the Company must distribute to its shareholders, for each taxable year, at least 90% of the sum of (i) its “investment company taxable income” for that year (without regard to the deduction for dividends paid), which is generally its ordinary income plus the excess, if any, of its realized net short-term capital gains over its realized net long- term capital losses and (ii) its net tax-exempt income (if any).

In addition, based on the federal excise tax distribution requirements applicable to RICs, the Company is subject to a 4% nondeductible federal excise tax on undistributed income unless the Company distributes in a timely manner an amount at least equal to the sum of (1) 98% of its ordinary income for each calendar year, (2) 98.2% of capital gain net income (both long-term and short-term) for the one-year period ending October 31 in that calendar year and (3) any income or gain realized, but not distributed, in prior years. For this purpose, however, any ordinary income or capital gain net income retained by the Company and on which the Company paid corporate income tax is considered to have been distributed. The Company, at its discretion, may determine to carry forward taxable income or gain and pay the 4% excise tax on the amount by which it falls short of this calendar-year distribution requirement. If the Company chooses to do so, this generally will increase expenses and reduce the amount available to be distributed to shareholders. The Company will accrue excise tax on estimated undistributed taxable income and gain as required on an annual basis.

The Company evaluates tax positions taken or expected to be taken in the course of preparing its financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold are reserved and recorded as a tax benefit or expense in the current year. All penalties and interest associated with income taxes are included in income tax expense. Conclusions regarding tax positions are subject to review and may be adjusted at a later date based on factors including, but not limited to, on-going analyses of tax laws, regulations, and interpretations thereof. The Company had no material uncertain tax positions as of June 30, 2024 or December 31, 2023.

Allocation of Income, Expenses, Gains and Losses

Income, expenses (other than those attributable to a specific class), gains and losses are allocated to each class of shares based upon the net asset value of that class in relation to the net asset value of the Company. Expenses that are specific to a class of shares are allocated to such class directly.

Distributions

To the extent that the Company has taxable income available, the Company intends to make monthly distributions to its shareholders. Distributions to shareholders are recorded on the record date. All distributions will be paid at the discretion of the Board and will depend on Company earnings, financial condition, maintenance of tax treatment as a RIC, compliance with applicable BDC regulations and such other factors as the Board may deem relevant from time to time.

Capital gains, if any, are distributed at least annually, although the Company may decide to retain all or some of those capital gains for investment and pay U.S. federal income tax at corporate rates on those retained amounts. If the Company chooses to do so, this generally will increase expenses and reduce the amount available to be distributed to shareholders.

The Company has adopted a distribution reinvestment plan, pursuant to which all cash dividends declared by the Board on behalf of shareholders who do not elect to receive their dividends in cash will be reinvested into additional Common Shares. As a result, if the Board authorizes, and the Company declares, cash dividend or other distribution, then shareholders who have not opted out of the distribution reinvestment plan will have their cash distributions automatically reinvested in additional shares.

Note 3. Fees, Expenses, Agreements and Related Party Transactions

PGIM Investments LLC, an indirect, wholly-owned subsidiary of Prudential and a registered investment adviser, is the Company’s investment manager. The Manager has engaged the Subadviser, an indirect, wholly-owned subsidiary of Prudential, as the Company’s subadviser. PGIM will provide day-to-day management of the Company’s portfolio primarily through its dedicated private credit asset management business unit, PGIM Private Capital (“PPC”) although the Manager is permitted to allocate portions of the Company’s portfolio to any of the business units within PGIM.

The Company and the Manager have entered into an amended and restated management agreement (the “Management Agreement”) pursuant to which the Manager is entitled to receive a base management fee and an incentive fee.

Management Fees

The Management Fee is payable monthly in arrears at an annual rate of 1.25% of the value of the Company’s net assets as of the beginning of the first calendar day of the applicable month. Prior to the Company’s election of BDC status, the management fee was contractually set to zero. Accordingly, no fee was accrued during that time. Following the Company’s election of BDC status, net assets for the first applicable calendar month were measured from the date that the Company first publicly sold shares to a person or entity other than the Manager or its affiliates. Effective February 23, 2024, the Manager contractually agreed to waive its management fee in its entirety through December 31, 2024 (the “Waiver Period”). The Manager previously contractually agreed to waive its management fee in its entirety for one year from May 5, 2023, the effective date of the Company’s registration statement. Following the Waiver Period, the Manager will receive a management fee at an annual rate of 1.25% of the average daily value of the Company’s net assets.

For the three and six months ended June 30, 2024, the Company accrued management fees of $349 and $685 (dollar amounts in thousands), respectively, all of which was subject to waiver by the Manager. As of June 30, 2024, there were no management fees payable by the Company. For the three and six months ended June 30, 2023, there were no management fees accrued or payable by the Company.

Incentive Fees

The incentive fee consists of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the incentive fee is based on a percentage of the Company’s income and a portion is based on a percentage of the Company’s realized capital gains.

Incentive Fee Based on Income

“Pre-Incentive Fee Net Investment Income Returns” represents either the dollar value of, or percentage rate of return on the value of net assets at the end of the immediate preceding quarter from, interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees received from portfolio companies) accrued during the calendar quarter, minus operating expenses accrued for the quarter (including the management fee and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred Shares, but excluding the incentive fee and any shareholder servicing and/or distribution fees). Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The impact of expense support payments and recoupments are also excluded from Pre-Incentive Fee Net Investment Income Returns. Shareholders may be charged a fee on an income amount that is higher than the income they may ultimately receive.

Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of the Company’s net assets at the end of the immediate preceding quarter, is compared to a “hurdle rate” of return of 1.25% per quarter (5.0% annualized).

The Company will pay the Manager an incentive fee quarterly in arrears with respect to the Company’s Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:

●	No incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.25% (5.0% annualized);
●	100% of the dollar amount of the Company’s Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but is less than a rate of return of 1.43% (5.72% annualized). This is referred to as Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate but is less than 1.43%) as the “catch-up”. The “catch-up” is meant to provide the Manager with approximately 12.5% of our Pre-Incentive Fee Net Investment Income Returns as if a hurdle rate did not apply if this net investment income exceeds 1.43% in any calendar quarter; and
●	12.5% of the dollar amount of the Company’s Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.43% (5.72% annualized).

Incentive Fee Based on Capital Gains

The second component of the incentive fee, the capital gains incentive fee, is payable at the end of each calendar year in arrears. The amount payable equals:

●	12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains.

The Manager has contractually agreed to waive its incentive fee in its entirety for the Waiver Period. The Manager previously contractually agreed to waive its incentive fee in its entirety for one year from May 5, 2023, the effective date of the Company’s registration statement. Prior to the Company’s election of BDC status, the incentive fee was contractually set to zero. Accordingly, no fee was incurred during that time.

For the three and six months ended June 30, 2024, the Company accrued income based incentive fees of $218 and $438 (dollar amounts in thousands), respectively, all of which were subject to waiver by the Manager. As of June 30, 2024, there were no incentive fees payable by the Company. For the three and six months ended June 30, 2023, the Company accrued income based incentive fees of $185 and $185 (dollar amounts in thousands), respectively, all of which were subject to waiver by the Manager.

For the three and six months ended June 30, 2024, the Company accrued capital gains incentive fees of $35 and $69 (dollar amounts in thousands), respectively, all of which were subject to waiver by the Manager. As of June 30, 2024, there were no capital gains incentive fees payable by the Company. For the three and six months ended June 30, 2023, there were no capital gains incentive fees recorded by the Company.

Sub-Advisory Fee

Pursuant to the amended and restated subadvisory agreement between the Manager and the Subadviser (the “Subadvisory Agreement”), the Subadvisor will receive an annual subadvisory fee, payable monthly in arrears by the Manager at an annual rate of 1.00% of the value of the Company’s net assets within the direct lending portion of the portfolio managed by the Subadviser as of the beginning of the first calendar day of the applicable month. For the first calendar month, net assets will be measured as the date that the Company first publicly sells shares to a person or entity other than the Manager or its affiliates. In addition, the Manager will pay the Subadviser a fee in the amount of 75% of the incentive fee received by the Manager from the Company pursuant to the Management Agreement. No subadvisory fee or incentive fee will be paid by the Company directly to the Subadviser.

The Subadviser has contractually agreed to waive its portion of the management fees and incentive fees in their entirety for the Waiver Period. The Subadviser previously contractually agreed to waive its portion of the management fees and incentive fees in their entirety for one year from May 5, 2023, the effective date of the Company’s registration statement. Prior to the Company’s election of BDC status, the subadvisory fee was contractually set to zero. Accordingly, no subadvisory fee was payable by the Manager to the Subadviser for the three and six months ended June 30, 2024 and 2023.

Under the Subadvisory Agreement, the Subadviser, subject to the supervision of the Manager, is responsible for managing the assets of the Company in accordance with the Company’s investment objective, investment program, and policies. The Subadviser determines what private credit and other instruments are purchased and sold for the Company and is responsible for obtaining and evaluating financial data relevant to the Company. The Manager continues to have responsibility for all investment advisory services pursuant to the Management Agreement and supervises the Subadviser’s performance of such services.

Intermediary Manager Agreement

The Company entered into an intermediary manager agreement with Prudential Investment Management Services, LLC (“PIMS” or the “Distributor”), an affiliate of the Manager, who will be principal underwriter and distributor of the Common Shares. The Distributor will be entitled to receive shareholder servicing and/or distribution fees with respect to the Class S and Class D Shares on an annualized basis as a percentage of the NAV for such class, subject to the inception of each class. The shareholder servicing and/or distribution fees will be paid monthly in arrears at an annual rate of 0.85% and 0.25% for Class S and D respectively, calculated using the NAV of the applicable class as of the beginning of the first calendar day of the month. No distribution and/or shareholder servicing fees will be paid with respect to Class I. For the three and six months ended June 30, 2024, the Company accrued servicing and/or distribution fees of less than $500 which were attributable to Class S and Class D Shares, respectively. For the three and six months ended June 30, 2023, the Company did not accrue servicing and/or distribution fees.

Plan Administrator

Prudential Mutual Company Services LLC (“PMFS” or the “Plan Administrator”) serves as the transfer and dividend disbursing agent of the Company. PMFS provides customary transfer agency services to the Company, including the handling of shareholder communications, the processing of shareholder transactions, the maintenance of shareholder account records, the payment of dividends and distributions, and related functions. PMFS is an affiliate of the Manager.

SS&C GIDS, Inc., a corporation organized in the state of Delaware serves as the sub-transfer agent of the Company.

For the three months ended June 30, 2024, the Company accrued transfer agent’s fees and expenses of $14, $8 and $19 (dollar amounts in thousands), and for the six months ended June 30, 2024, the Company accrued transfer agent’s fees and expenses of $22, $18 and $29 (dollar amounts in thousands) for Class I, Class S and Class D Shares, respectively. For the three and six months ended June 30, 2023, the Company accrued transfer agent’s fees and expenses of $78 and $78 (dollar amounts in thousands), respectively, for Class I Shares. As of June 30, 2024 and December 31, 2023, there were $4 and $16 (dollar amounts in thousands), respectively, of transfer agent’s fees payable by the Company.

Expense Limitation and Reimbursement Agreement

Pursuant to an expense limitation and reimbursement agreement by and among the Company and the Manager, for three years from May 5, 2023, the effective date of the Company’s registration statement (the “ELRA Period”), the Manager has contractually agreed to waive its fees and/or reimburse expenses of the Company so that the Company’s Specified Expenses (as defined below) will not exceed 0.50% of net assets (annualized). The Company has agreed to repay these amounts, when and if requested by the Manager, but only if and to the extent that Specified Expenses are less than 0.50% of net assets (annualized) (or, if a lower expense limit is then in effect, such lower limit) within three years after the date the Manager waived or reimbursed such fees or expenses. This arrangement cannot be terminated without the consent of the Company’s Board prior to the end of the ELRA Period. “Specified Expenses” includes all expenses incurred in the business of the Company, including organizational and offering costs (excluding the organizational and offering expenses relating to the initial sale of Class S, Class D and Class I Common Shares), with the following exceptions: (i) the management fee, (ii) the incentive fee, (iii) the shareholder servicing and/or distribution fee, (iv) brokerage costs or other investment-related out-of-pocket expenses, (v) dividend/interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Company), (vi) taxes, and (vii) extraordinary expenses (as determined in the sole discretion of the Manager). Prior to the Company’s election of BDC status, the Manager agreed to voluntarily enact the above-described expense limitation. Accordingly, such expense reimbursement is reflected on the Statements of Operations for the six months ended June 30, 2024 and 2023. Certain other expenses may be paid by the Manager, subject to the Manager’s sole discretion. The Company will not be required to repay such amounts to the Manager.

The following table represents a summary of Expense Payments and the related Reimbursement Payments since the Company’s commencement of operations (dollar amounts in thousands):

	Expense	Reimbursement	Unreimbursed	Effective Rate of	Reimbursement	Operating
	Payments by	Payments to	Expense	Distribution per	Eligibility	Expense
For the Quarters Ended	Manager	Manager	Payments	Common Share (1)	Expiration	Ratio (2)
December 31, 2022	$89	$—	$89	0.00%	December 31, 2025	0.78%
March 31, 2023	78	—	78	0.00%	March 31, 2026	0.19%
June 30, 2023	285	—	285	0.00%	June 30, 2026	0.37%
September 30, 2023	1,029	—	1,029	0.00%	September 30, 2026	1.01%
December 31, 2023	1,227	—	1,227	10.94%	December 31, 2026	1.33%
March 31, 2024	795	—	795	10.90%	March 31, 2027	0.81%
June 30, 2024	953	—	953	10.85%	June 30, 2027	0.96%
	$4,456	$—	$4,456

(1)

The effective rate of distribution per share is expressed as a percentage equal to the projected annualized distribution amount as of the end of the applicable period (which is calculated by annualizing the regular monthly cash distributions per share as of such date without compounding), divided by the Company’s gross offering price per share as of each quarter ended.

(2)

The operating expense ratio is calculated by dividing the quarterly operating expenses, less organizational and offering expenses, shareholder servicing and/or distribution fee, base management fee and incentive fees owed to the Manager, and interest expense, by the Company’s net assets as of each quarter end.

PGIM Investments, PGIM, PIMS, PMFS, and PPC are indirect, wholly-owned subsidiaries of Prudential.

Investment Transactions with Affiliates

The Company’s existing investments were acquired with proceeds from purchases of the Company’s Class I Shares by PGIM Strategic Investments, Inc. Select investments, as footnoted in the Schedule of Investments, were purchased from the parent company of PGIM Strategic Investments, Inc. while the Company operated as a private fund. All other existing investments were originated with the portfolio company. For the investments purchased, the Company engaged an independent third-party valuation firm to assist in determining the fair value of these investments in accordance with the Company’s valuation procedures. For more information regarding the Company’s valuation procedures see “Note 2. Accounting Policies.” Investments were purchased from the parent company of PGIM Strategic Investments, Inc. on the below dates with aggregate fair values as follows:

Date	Fair Value (in thousands)
March 13, 2023	$22,206
March 28, 2023	1,622
March 31, 2023	1,843

Effective June 14, 2024, the Company changed its overnight cash sweep vehicle from an unaffiliated money market fund to the PGIM Core Ultra Short Bond Fund (the “Core Fund”), a series of Prudential Investment Portfolios 2, registered under the 1940 Act and managed by PGIM Investments. PGIM Investments and/or its affiliates are paid fees or reimbursed for providing their services to the Core Fund. In addition to the realized and unrealized gains on investments in the Core Fund, earnings from such investments are disclosed on the Statement of Operations as “Dividend income from affiliated investments.”

Co-Investment Relief

The Company has received exemptive relief that allows the Company to co-invest in certain transactions with certain affiliates of the Manager. The relief permits us, among other things, to co-invest with certain other persons, including certain affiliates of the Manager and certain funds managed and controlled by the Manager and its affiliates, subject to certain terms and conditions. Pursuant to such order, the Company’s Board has established criteria (“Board Criteria”) clearly defining co-investment opportunities in which the Company will have the opportunity to participate with one or more other public or private PPC funds and managed accounts that target similar assets. If an investment falls within the Board Criteria, PPC must offer an opportunity for the Company to participate. The Company may participate or may not participate, depending on whether PPC determines that the investment is appropriate for the Company (e.g., based on investment strategy). If PPC determines that such investment is not appropriate for us, the investment will not be allocated to us, but PPC will be required to report such investment and the rationale for its determination for us to not participate in the investment to the Board at the next quarterly Board meeting.

Note 4. Investments

As of June 30, 2024 and December 31, 2023, the composition of the Company’s investment portfolio at cost and fair value was as follows (dollar amounts in thousands):

	June 30, 2024
			Percentage of
			Total Investments
	Cost	Fair value	at Fair Value
First Lien Debt	$129,318	$129,664	100.00%
Total	$129,318	$129,664	100.00%

	December 31, 2023
			Percentage of
			Total Investments
	Cost	Fair value	at Fair Value
First Lien Debt	$100,588	$101,019	100.00%
Total	$100,588	$101,019	100.00%

As of June 30, 2024 and December 31, 2023, the industry composition of investments at fair value was as follows:

	June 30, 2024	December 31, 2023
Chemicals	15.05%	18.48%
Construction & Engineering	13.62%	12.81%
Health Care Providers & Services	9.85%	4.87%
Professional Services	6.86%	8.61%
Media	6.44%	8.10%
Trading Companies & Distributors	5.59%	7.22%
Electronic Equipment, Instruments & Components	5.47%	6.74%
Commercial Services & Supplies	5.16%	5.19%
Containers & Packaging	5.11%	6.58%
Paper & Forest Products	3.95%	—%
IT Services	3.01%	3.58%
Aerospace & Defense	2.60%	—%
Household Products	2.51%	—%
Building Products	2.38%	—%
Beverages	2.28%	2.93%
IT Consulting & Other Services	1.86%	2.76%
Business Services	1.67%	2.15%
Gas Utilities	1.46%	1.89%
Human Resource & Employment Services	1.37%	1.84%
Software	1.26%	1.61%
Health Care Equipment	1.21%	1.56%
Environmental & Facilities Services	0.84%	1.09%
Distributors	0.45%	0.58%
Pharmaceuticals	—%	1.41%
Total	100.00%	100.00%

As of June 30, 2024 and December 31, 2023, the geographic composition of investments at cost and fair value was as follows (dollar amounts in thousands):

	June 30, 2024
			% of Total
			Investments at
Country	Cost	Fair Value	Fair Value
United States	$106,162	$106,494	82.13%
United Kingdom	8,643	8,765	6.76%
France	6,317	6,297	4.86%
Germany	3,433	3,373	2.60%
Spain	3,275	3,253	2.51%
Australia	1,151	1,145	0.88%
Netherlands	337	337	0.26%
Total	$129,318	$129,664	100.00%

	December 31, 2023
			% of Total
			Investments at
Country	Cost	Fair Value	Fair Value
United States	$85,299	$85,523	84.66%
United Kingdom	9,051	9,191	9.10%
Australia	1,191	1,214	1.20%
France	5,047	5,091	5.04%
Total	$100,588	$101,019	100.00%

As of June 30, 2024 and December 31, 2023, no loans in the portfolio were on non-accrual status.

As of June 30, 2024 and December 31, 2023, on a fair value basis, all performing debt investments bore interest at a floating rate.

Note 5. Fair Value Measurements

The Company holds securities and other assets and liabilities that are fair valued on a monthly basis. The Company’s investments are valued monthly based on a number of factors, such as the type of investment.

Various inputs determine how the Company’s investments are valued, all of which are categorized according to the three broad levels (Level 1, 2, or 3) detailed below and referred to herein as the “fair value hierarchy” in accordance with FASB ASC Topic 820 - Fair Value Measurement and Disclosures. In the event that unobservable inputs are used when determining such valuations, the securities will be classified as Level 3 in the fair value hierarchy. Altering one or more unobservable inputs may result in a significant change to a Level 3 security’s fair value measurement.

Such inputs are summarized in the three broad levels listed below.

●	Level 1—unadjusted quoted prices generally in active markets for identical securities.
●	Level 2—quoted prices for similar securities, interest rates and yield curves, prepayment speeds, foreign currency exchange rates and other observable inputs.
●	Level 3—unobservable inputs for securities valued in accordance with Board approved fair valuation procedures.

The level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company’s private credit investments’ fair valuations are classified as Level 3 in the fair value hierarchy. Such fair values are typically determined by utilizing the income approach and discounted cash flow methodology. When an enterprise value analysis or asset collateral analysis indicates there is sufficient coverage through the subject debt security, an income approach with a yield analysis is generally considered the most appropriate method to estimate fair value. In performing a yield analysis, the annual cash flows that a subject security is expected to generate over its remaining estimated holding period are first estimated. Projected cash flows are then converted to their present value equivalent utilizing a rate of return commensurate with the risk of achieving the cash flows, which results at an estimate of fair value. The discount rate can be derived considering the rate of return implied by the original transaction, adjusted for changes in both market spreads and credit-specific factors. Consistent with industry practices, the income approach incorporates subjective judgments regarding the capitalization or discount rate and projections of future cash flows.

Newly acquired private credit investments may initially be valued at cost. Each private credit investment will then be valued monthly by an independent valuation advisor utilizing the methodology described above.

Investments in open-end funds (other than exchange-traded funds) are valued at their NAVs as of the close of the New York Stock Exchange on the date of valuation. These securities are classified as Level 1 in the fair value hierarchy since they may be purchased or sold at their net asset values on the date of valuation.

The following is a summary of the inputs used as of June 30, 2024 and December 31, 2023 in valuing such financial instruments (dollar amounts in thousands):

	June 30, 2024
Assets	Level 1	Level 2	Level 3	Total
First Lien Debt	$—	$—	$129,664	$129,664
Cash Equivalents	314	—	—	314
Total	$314	$—	$129,664	$129,978
Unrealized appreciation (depreciation) on OTC forward foreign currency exchange contracts*	$—	$216	$—	$216

	December 31, 2023
Assets	Level 1	Level 2	Level 3	Total
First Lien Debt	$—	$—	$101,019	$101,019
Cash Equivalents	14,052	—	—	14,052
Total	$14,052	$—	$101,019	$115,071
Unrealized appreciation (depreciation) on OTC forward foreign currency exchange contracts*	$—	$(282)	$—	$(282)

*	Represents derivative instruments not reflected in the Schedule of Investments, which are recorded at the unrealized appreciation (depreciation) on the instrument.

The following table presents the change in the fair value of financial instruments for which Level 3 inputs were used to determine the fair value (dollar amounts in thousands):

	First Lien
	Debt - Total Investments
	Three Months Ended	Six Months Ended
	June 30, 2024	June 30, 2024
Fair value, beginning of period	$112,454	$101,019
Purchases of investments	17,731	32,117
Proceeds from principal repayments	(814)	(3,686)
Accretion of discount/amortization of premium	125	291
Net realized gain (loss)	8	8
Net change in unrealized appreciation (depreciation)	160	(85)
Fair value, end of period	$129,664	$129,664
Net change in unrealized appreciation (depreciation) included in earnings related to financial instruments still held as of June 30, 2024	$160	$(85)

	First Lien
	Debt - Total Investments
	Three Months Ended	Six Months Ended
	June 30, 2023	June 30, 2023
Fair value, beginning of period	$47,017	$8,486
Purchases of investments	28,259	66,920
Proceeds from principal repayments	(861)	(1,098)
Accretion of discount/amortization of premium	99	127
Net realized gain (loss)	—	—
Net change in unrealized appreciation (depreciation)	34	113
Fair value, end of period	$74,548	$74,548
Net change in unrealized appreciation (depreciation) included in earnings related to financial instruments still held as of June 30, 2023	$34	$113

The following tables present quantitative information about the significant unobservable inputs of the Company’s Level 3 financial instruments. The table is not intended to be all-inclusive but instead captures the significant unobservable inputs relevant to the Company’s determination of fair value (dollar amounts in thousands).

	Fair Value as of			Range	Directional Impact
	June 30,	Valuation Approach/	Unobservable	(Weighted	on Fair Value
	2024(1)	Methodology	Input(s)	Average)*	from Input Increase**
Assets:
First Lien Debt	$114,192	Income/Discounted Cash Flow	Discount Rate	9.08% - 14.39% (11.86%)	Decrease

*	Represents the weighted average of each significant unobservable input range at the investment level by fair value.
**

Represents the directional change in the fair value of the Level 3 investments that would result in an increase from the corresponding unobservable input. A decrease to the unobservable input would have the opposite effect. Altering one or more unobservable inputs may result in a significant change to a Level 3 security’s fair value measurement.

(1)

As of June 30, 2024, included within the fair value of Level 3 assets of $129,664 is an amount of $15,472 for which the Manager did not develop the unobservable inputs (examples include recent transaction prices).

	Fair Value as of			Range	Directional Impact
	December 31,	Valuation Approach/	Unobservable	(Weighted	on Fair Value
	2023(1)	Methodology	Input(s)	Average)*	from Input Increase**
Assets:
First Lien Debt	$79,088	Income/Discounted Cash Flow	Discount Rate	10.31% - 13.89% (12.03%)	Decrease

*	Represents the weighted average of each significant unobservable input range at the investment level by fair value.
**

Represents the directional change in the fair value of the Level 3 investments that would result in an increase from the corresponding unobservable input. A decrease to the unobservable input would have the opposite effect. Altering one or more unobservable inputs may result in a significant change to a Level 3 security’s fair value measurement.

(1)

As of December 31, 2023, included within the fair value of Level 3 assets of $101,019 is an amount of $21,931 for which the Manager did not develop the unobservable inputs (examples include recent transaction prices).

The Company invested in derivative instruments during the reporting period. The primary type of risk associated with these derivative instruments is foreign exchange contracts risk. See “Note 2. Accounting Policies” for additional detail regarding these derivative instruments and their risks. The effect of such derivative instruments on the Company’s financial position and financial performance as reflected in the Statements of Assets and Liabilities and Statements of Operations is presented in the summary below.

Fair value of derivative instruments as of June 30, 2024 as presented in the Statements of Assets and Liabilities (dollar amounts in thousands):

Asset Derivatives			Liability Derivatives
Derivative not
accounted for as			Statement of Assets
hedging instruments,	Statement of Assets	Fair	and Liabilities	Fair
carried at fair value	and Liabilities Location	Value	Location	Value
Foreign exchange contracts	Unrealized appreciation on OTC forward foreign currency exchange contracts	$243	Unrealized depreciation on OTC forward foreign currency exchange contracts	$27

Fair value of derivative instruments as of December 31, 2023 as presented in the Statements of Assets and Liabilities (dollar amounts in thousands):

Asset Derivatives			Liability Derivatives
Derivative not
accounted for as			Statement of Assets
hedging instruments,	Statement of Assets	Fair	and Liabilities	Fair
carried at fair value	and Liabilities Location	Value	Location	Value
Foreign exchange contracts	Unrealized appreciation on OTC forward foreign currency exchange contracts	$—	Unrealized depreciation on OTC forward foreign currency exchange contracts	$282

The effects of derivative instruments on the Statements of Operations for the three and six months ended June 30, 2024 are as follows (dollar amounts in thousands):

Amount of Realized Gain (Loss) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments, carried at fair value	Foreign currency exchange contract
	Three Months Ended	Six Months Ended
	June 30, 2024	June 30, 2024
Foreign exchange contracts	$73	$(71)
Total	$73	$(71)

Change in Unrealized Appreciation (Depreciation) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments, carried at fair value	Foreign currency exchange contract
	Three Months Ended	Six Months Ended
	June 30, 2024	June 30, 2024
Foreign exchange contracts	$41	$498
Total	$41	$498

The effects of derivative instruments on the Statements of Operations for the three and six months ended June 30, 2023 are as follows (dollar amounts in thousands):

Amount of Realized Gain (Loss) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments, carried at fair value	Foreign currency exchange contract
	Three Months Ended	Six Months Ended
	June 30, 2023	June 30, 2023
Foreign exchange contracts	$(8)	$(8)
Total	$(8)	$(8)

Change in Unrealized Appreciation (Depreciation) on Derivatives Recognized in Income
Derivatives not accounted for as hedging instruments, carried at fair value	Foreign currency exchange contract
	Three Months Ended	Six Months Ended
	June 30, 2023	June 30, 2023
Foreign exchange contracts	$20	$9
Total	$20	$9

For the three and six months ended June 30, 2024, the Company’s average volume of derivative activities is as follows (dollar amounts in thousands):

	Average Volume of Derivative Activities*
	Three Months Ended	Six Months Ended
Derivative Contract Type	June 30, 2024	June 30, 2024
Forward Foreign Currency Exchange Contracts - Sold (1)	22,540	20,000
Forward Foreign Currency Exchange Contracts - Purchased (1)	8	5

*	Average volume is based on average quarter end balance as noted for the three and six months ended June 30, 2024.
(1)	Value at Settlement Date

For the three and six months ended June 30, 2023, the Company’s average volume of derivative activities is as follows (dollar amounts in thousands):

	Average Volume of Derivative Activities*
	Three Months Ended	Six Months Ended
Derivative Contract Type	June 30, 2023	June 30, 2023
Forward Foreign Currency Exchange Contracts - Sold (1)	2,194	1,455

*	Average volume is based on average quarter end balance as noted for the three and six months ended June 30, 2023.
(1)	Value at Settlement Date

Financial Instruments/Transactions—Summary of Offsetting and Netting Arrangements

The Company invested in OTC derivatives during the reporting period that are either offset in accordance with current requirements or are subject to enforceable master netting arrangements or similar agreements that permit offsetting. The information about offsetting and related netting arrangements for OTC derivatives where the legal right to set-off exists is presented in the summary below.

Offsetting of OTC derivative assets and liabilities as of June 30, 2024 (dollar amounts in thousands):

	Gross Amounts of	Gross Amounts of	Net Amounts of
	Recognized	Recognized	Recognized	Collateral
Counterparty	Assets(1)	Liabilities(1)	Assets/(Liabilities)	Pledged/(Received)(2)	Net Amount
Macquarie Bank Limited	$243	$(27)	$216	$—	$216
	$243	$(27)	$216	$—	$216

(1)	Includes unrealized appreciation/(depreciation) on forwards as represented on the Statement of Assets and Liabilities.
(2)	Collateral amount disclosed by the Company is limited to the Company’s OTC derivative exposure by counterparty.

Offsetting of OTC derivative assets and liabilities as of December 31, 2023 (dollar amounts in thousands):

	Gross Amounts of	Gross Amounts of	Net Amounts of
	Recognized	Recognized	Recognized	Collateral
Counterparty	Assets(1)	Liabilities(1)	Assets/(Liabilities)	Pledged/(Received)(2)	Net Amount
Macquarie Bank Limited	$—	$(282)	$(282)	$—	$(282)
	$—	$(282)	$(282)	$—	$(282)

(1)	Includes unrealized appreciation/(depreciation) on forwards as represented on the Statement of Assets and Liabilities.
(2)	Collateral amount disclosed by the Company is limited to the Company’s OTC derivative exposure by counterparty.

Financial Instruments disclosed but not carried at fair value

The following tables present the carrying value and fair value of the Company’s financial liabilities disclosed, but not carried, at fair value as of June 30, 2024 and December 31, 2023, and the level of each financial liability within the fair value hierarchy (dollar amounts in thousands):

	June 30, 2024		December 31, 2023
	Carrying Value	Fair Value	Carrying Value	Fair Value
Revolving Credit Facility	$20,400	$20,400	$—	$—

	June 30, 2024	December 31, 2023
Level 1	$—	$—
Level 2	—	—
Level 3	20,400	—
Total debt	$20,400	$—

Note 6. Borrowings

On October 30, 2023, the Company, entered into a senior secured revolving credit facility (the “Revolving Credit Facility”) with Sumitomo Mitsui Banking Corporation. The Revolving Credit Facility is secured by substantially all of the assets in the Company’s portfolio, including cash and cash equivalents. The stated interest rate on the Revolving Credit Facility is determined pursuant to a formula-based calculation based on the gross borrowing base at the time, resulting in a stated interest rate, depending on the type of borrowing, of either (a) Term Secured Overnight Financing Rate plus a 10 basis point credit spread adjustment and an applicable margin equal to 2.125% per annum or 2.25% per annum, or (b) Alternate Base Rate plus a 10 basis point credit spread adjustment and an applicable margin equal to 1.125% per annum or 1.25% per annum in respect of USD borrowings and comparable rates in respect of non-USD borrowings.

The initial principal amount of the Revolving Credit Facility is $150 million. The Revolving Credit Facility has an accordion feature, subject to the satisfaction of various conditions, which could bring total commitments under the Revolving Credit Facility to up to $350 million. All amounts outstanding under the Revolving Credit Facility must be repaid by the date that is five years after the closing date of the Revolving Credit Facility. As of June 30, 2024 and December 31, 2023, the Company had an aggregate amount of $20.4 million and $0 of debt outstanding and the asset coverage ratio was 656.9% and 0%, respectively.

The Company is permitted, under specified conditions, to issue multiple classes of indebtedness and one class of Shares senior to the Common Shares if asset coverage, as defined in the 1940 Act, would at least equal 150% immediately after each such issuance. On November 8, 2022, the Company’s sole shareholder approved the adoption of this 150% threshold pursuant to Section 61(a)(2) of the 1940 Act and such election became effective the following day. In addition, while any senior securities remain outstanding, the Company will be required to make provisions to prohibit any dividend distribution to shareholders or the repurchase of such securities or Shares unless the Company meets the applicable asset coverage ratios at the time of the dividend distribution or repurchase. The Company also may be permitted to borrow amounts up to 5% of the value of the total assets for temporary or emergency purposes, which borrowings would not be considered senior securities.

The Company’s debt obligations consisted of the following as of June 30, 2024 and December 31, 2023 (dollar amounts in thousands):

	June 30, 2024	December 31, 2023
Total Commitment	$150,000	$150,000
Amount Outstanding (1)	20,400	—
Unused Portion (2)	129,600	150,000
Amount Available (3)	66,509	65,881

(1)	Amount outstanding on the Statements of Assets and Liabilities are net of deferred financing costs.
(2)	The unused portion is the amount upon which commitment fees are based.
(3)	The amount available reflects any limitations related to the credit facility’s borrowing base.

The components of total interest expense were as follows (dollar amounts in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Borrowings interest expense	$260	$—	$311	$—
Facility unused fee	129	—	269	—
Amortization of financing costs and debt issuance costs	60	—	120	—
Total interest expense	$449	$—	$700	$—
Average debt borrowings	$13,422	$—	$8,881	$—
Average interest rates on borrowings	7.66%	—	6.93%	—

Senior Securities

The following is information about the Company’s senior securities as of the dates indicated in the below table (dollar amounts in thousands):

		Asset	Involuntary
	Total Amount	Coverage per	Liquidating Preference	Average Market
Class and Year	Outstanding (1)	Unit (2)	Per Unit (3)	Value Per Unit (4)
Revolving Credit Facility
June 30, 2024	$20,400	$7	—	N/A
March 31, 2024	6,700	17	—	N/A
December 31, 2023	—	—	—	N/A

(1)	Total amount of each class of senior securities outstanding at the end of the period presented.
(2)	The asset coverage ratio for a class of senior securities representing indebtedness is calculated as our total assets, less all liabilities and indebtedness not represented by senior securities, divided by senior securities representing indebtedness. The asset coverage ratio with respect to indebtedness is multiplied by $1,000 to determine the Asset Coverage Per Unit.
(3)	The amount to which such class of senior security would be entitled upon the voluntary liquidation of the issuer in preference to any security junior to it. The “—” in this column indicates that the Securities and Exchange Commission (“SEC”) expressly does not require this information to be disclosed for certain types of senior securities.
(4)	The Company’s senior securities are not registered for public trading.

Note 7. Commitments and Contingencies

The Company’s investment portfolio contains debt investments which are in the form of lines of credit or delayed draw commitments, which requires the Company to provide funding when requested by portfolio companies in accordance with underlying loan agreements. As of June 30, 2024 and December 31, 2023, the Company had unfunded delayed draw term loans and revolvers in the aggregate principal amount of $13,755 and $13,523 (dollar amounts in thousands), respectively.

In the normal course of business, the Company may enter into contracts that provide a variety of general indemnifications. Any exposure to the Company under these arrangements could involve future claims that may be made against the Company. Currently, no such claims exist or are expected to arise and, accordingly, the Company has not accrued any liability in connection with such indemnifications.

From time to time, the Company may be involved in various claims and legal actions arising in the ordinary course of business. As of June 30, 2024, the Company was not involved in any material legal proceedings.

Note 8. Capital

The Company is offering on a continuous basis its Common Shares. The Company intends to offer any combination of three classes of Common Shares—Class I Shares, Class S Shares and Class D Shares—with a dollar value up to the maximum offering amount. The share classes have different ongoing shareholder servicing and/or distribution fees. The purchase price per share for each class of Common Shares will equal the Company’s NAV per share, as of the effective date of the monthly share purchase date. This is a “best efforts” offering, which means that PIMS will use its best efforts to sell Shares, but is not obligated to purchase or sell any specific amount of Shares in this offering.

In November 2023, PGIM Strategic Investments, Inc. transferred beneficial ownership of Class I Common Shares to PICA. As of June 30, 2024, the Company has 4,563,721, 437 and 439 of Class I, Class S and Class D Shares issued and outstanding, respectively, all of which is 99.07% owned by PICA.

The following table summarizes transactions with respect to the Common Shares during the six months ended June 30, 2024 and 2023 (dollars in thousands except share amounts):

	June 30, 2024
	Class I		Class S		Class D
	Shares	Amount	Shares	Amount	Shares	Amount
Shares/gross proceeds from the continuous public offerings	40,521	$1,003	—	$—	—	$—
Shares/gross proceeds from the private placements	—	—	—	—	—	—
Share transfers between classes	—	—	—	—	—	—
Reinvestment of distribution	200,836	4,974	55	1	57	1
Repurchased Shares	—	—	—	—	—	—
Net Increase (decrease)	241,357	$5,977	55	$1	57	$1

June 30, 2023
	Class I		Class S*		Class D*
	Shares	Amount	Shares	Amount	Shares	Amount
Shares/gross proceeds from the continuous public offerings	3,817,840	$97,400	—	$—	—	$—
Shares/gross proceeds from the private placements	—	—	—	—	—	—
Share transfers between classes	—	—	—	—	—	—
Reinvestment of distribution	—	—	—	—	—	—
Repurchased Shares	—	—	—	—	—	—
Net Increase (decrease)	3,817,840	$97,400	—	$—	—	$—

*	Class S and Class D Shares commenced operations on July 3, 2023.

Net Asset Value per Share

The Company determines NAV for each class of Shares each month as of the last day of each calendar month. Share issuances related to monthly subscriptions are effective the first calendar day of each month. Shares are issued at an offering price equivalent to the most recent NAV per share available for each share class, which will be the prior calendar day NAV per share (i.e., the prior month-end NAV). The following table presents each month-end NAV per share for Class I, Class S and Class D Common Shares during the six months ended June 30, 2024 and 2023:

	NAV Per Share
For the Months Ended	Class I	Class S	Class D
January 2024	$24.70	$25.14	$25.14
February 2024	24.73	25.17	25.16
March 2024	24.78	25.22	25.21
April 2024	24.78	25.22	25.22
May 2024	24.82	25.26	25.25
June 2024	24.89	25.34	25.33

	NAV Per Share
For the Months Ended	Class I	Class S*	Class D*
January 2023	$25.31	$—	$—
February 2023	25.46	—	—
March 2023	25.61	—	—
April 2023	25.75	—	—
May 2023	25.98	—	—
June 2023	26.20	—	—

*	Class S and Class D Shares commenced operations on July 3, 2023.

Distributions

To the extent that the Company has taxable income available, the Company intends to make monthly distributions to its shareholders. Distributions to shareholders are recorded on the record date. All distributions will be paid at the discretion of the Board and will depend on Company earnings, financial condition, maintenance of tax treatment as a RIC, compliance with applicable BDC regulations and such other factors as the Board may deem relevant from time to time.

Capital gains, if any, are distributed at least annually, although the Company may decide to retain all or some of those capital gains for investment and pay U.S. federal income tax at corporate rates on those retained amounts. If the Company chooses to do so, this generally will increase expenses and reduce the amount available to be distributed to shareholders.

The Board authorizes and declares monthly distribution amounts per share of Class I, Class S and Class D Common Shares. The following tables summarize the Company’s distributions declared during the six months ended June 30, 2024 (dollar amounts in thousands except per share):

			Class I
Declaration Date	Record Date	Payment Date	Distribution Per Share	Distribution Amount
January 24, 2024	January 31, 2024	February 27, 2024	$0.22500	$972
February 23, 2024	February 29, 2024	March 27, 2024	0.22500	986
March 22, 2024	March 28, 2024	April 26, 2024	0.22500	995
April 22, 2024	April 30, 2024	May 29, 2024	0.22500	1,009
May 22, 2024	May 31, 2024	June 26, 2024	0.22500	1,018
June 21, 2024	June 28, 2024	July 29, 2024	0.22500	1,026

			Class S
Declaration Date	Record Date	Payment Date	Distribution Per Share	Distribution Amount
January 24, 2024	January 31, 2024	February 27, 2024	$0.20680	$—	*
February 23, 2024	February 29, 2024	March 27, 2024	0.20680	—	*
March 22, 2024	March 28, 2024	April 26, 2024	0.20680	—	*
April 22, 2024	April 30, 2024	May 29, 2024	0.20680	—	*
May 22, 2024	May 31, 2024	June 26, 2024	0.20680	—	*
June 21, 2024	June 28, 2024	July 29, 2024	0.20680	—	*

			Class D
Declaration Date	Record Date	Payment Date	Distribution Per Share	Distribution Amount
January 24, 2024	January 31, 2024	February 27, 2024	$0.22100	$—	*
February 23, 2024	February 29, 2024	March 27, 2024	0.22100	—	*
March 22, 2024	March 28, 2024	April 26, 2024	0.22100	—	*
April 22, 2024	April 30, 2024	May 29, 2024	0.22100	—	*
May 22, 2024	May 31, 2024	June 26, 2024	0.22100	—	*
June 21, 2024	June 28, 2024	July 29, 2024	0.22100	—	*

*	Less than $500

For the six months ended June 30, 2023, the Company did not make any distributions as a disregarded entity.

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan, pursuant to which all cash dividends declared by the Board on behalf of shareholders who do not elect to receive their dividends in cash as provided below will be reinvested into additional Common Shares. As a result, if the Board authorizes, and the Company declares, a cash dividend or other distribution, then shareholders who have not opted out of the distribution reinvestment plan will have their cash distributions automatically reinvested in additional Common Shares, rather than receiving the cash dividend or other distribution. Distributions on fractional Shares will be credited to each participating shareholder’s account to three decimal places.

The following table reflects the Common Shares issued pursuant to the dividend reinvestment plan for the six months ended June 30, 2024:

Class I
Declaration Date	Record Date	Payment Date	Shares Issued
December 22, 2023	December 29, 2023	January 20, 2024	107
January 24, 2024	January 31, 2024	February 27, 2024	39,375
February 23, 2024	February 29, 2024	March 27, 2024	39,869
March 22, 2024	March 28, 2024	April 26, 2024	40,151
April 22, 2024	April 30, 2024	May 29, 2024	40,516
May 22, 2024	May 31, 2024	June 26, 2024	40,818

Class S
Declaration Date	Record Date	Payment Date	Shares Issued
December 22, 2023	December 29, 2023	January 20, 2024	38
January 24, 2024	January 31, 2024	February 27, 2024	3
February 23, 2024	February 29, 2024	March 27, 2024	3
March 22, 2024	March 28, 2024	April 26, 2024	3
April 22, 2024	April 30, 2024	May 29, 2024	4
May 22, 2024	May 31, 2024	June 26, 2024	4

Class D
Declaration Date	Record Date	Payment Date	Shares Issued
December 22, 2023	December 29, 2023	January 20, 2024	38
January 24, 2024	January 31, 2024	February 27, 2024	4
February 23, 2024	February 29, 2024	March 27, 2024	4
March 22, 2024	March 28, 2024	April 26, 2024	4
April 22, 2024	April 30, 2024	May 29, 2024	4
May 22, 2024	May 31, 2024	June 26, 2024	3

For the six months ended June 30, 2023, no Common Shares were issued pursuant to the distribution reinvestment plan.

Character of Distributions

The Company may fund its cash distributions to shareholders from any sources of funds available to us, including borrowings, subscription proceeds from Shares in the Company, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, dividends or other distributions paid to us on account of investments in portfolio companies and fee and expense reimbursement waivers from the Manager, if any.

Sources of distributions, other than net investment income and realized gains on a U.S. GAAP basis, include required adjustments to U.S. GAAP net investment income in the current period to determine taxable income available for distributions. The following tables present the sources of cash distributions on a U.S. GAAP basis that the Company has declared on Common Shares during the six months ended June 30, 2024 (dollar amounts in thousands except per share):

	Class I		Class S		Class D
Source of Distribution	Per Share	Amount	Per Share	Amount	Per Share	Amount
Net investment income	$1.35	$6,006	$1.24	$1	$1.33	$1
Net realized gains	—	—	—	—	—	—
Distributions in excess of net investment income	—	—	—	—	—	—

Share Repurchase Program

The Company provides liquidity through a quarterly repurchase program pursuant to which it will offer to repurchase, in each quarter, up to 5% of its Common Shares outstanding (either by number of Shares or aggregate NAV) as of the close of the previous calendar quarter. The Board may amend or suspend the share repurchase program at any time if in its reasonable judgment it deems such action to be in the Company’s best interest and the best interest of the Company’s shareholders, such as when a repurchase offer would place an undue burden on the Company’s liquidity, adversely affect the Company’s operations or risk having an adverse impact on the Company that would outweigh the benefit of the repurchase offer. As a result, share repurchases may not be available each quarter. The Company intends to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Securities Exchange Act of 1934, as amended and Section 23 (c) of the 1940 Act. All Shares purchased by the Company pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued Shares. Any repurchases of the Manager’s and affiliate shares will be on the same terms and subject to the same limitations as other shareholders.

Under the Company’s share repurchase program, to the extent the Company offers to repurchase Shares in any particular quarter, the Company expects to repurchase Shares pursuant to quarterly tender offers (such date of the offer, the “Repurchase Date”) using a purchase price equal to the NAV per share as of the last calendar day of the applicable quarter, except that Shares that have not been outstanding for at least one year will be repurchased at 98% of such NAV (an “Early Repurchase Deduction”). The one-year holding period is measured as of the subscription closing date immediately following the prospective Repurchase Date. The Early Repurchase Deduction may be waived in the case of repurchase requests arising from the death, divorce or qualified disability of the holder. The Early Repurchase Deduction will be retained by the Company for the benefit of remaining shareholders.

For the six months ended June 30, 2024, no share repurchases were completed by the Company.

Note 9. Financial Highlights

The following are the financial highlights for the six months ended June 30, 2024 and 2023:

	For the Six Months Ended
	June 30, 2024		June 30, 2023
	Class I		Class I
Per Share Operating Performance:(1)
Net asset value, beginning of period	$24.68		$25.09
Income from investment operations:
Net investment income (loss)(2)	1.49		1.07
Net realized and unrealized gains (losses)	0.07		0.04
Net increase (decrease) in net investment operations	1.56		1.11
Distributions declared:
From net investment income	(1.35)		—
Total distributions declared	(1.35)		—
Total increase (decrease) in net assets	0.21		1.11
Net asset value, end of period	$24.89		$26.20
Total Return(3)	6.47%		4.42%
Ratios and supplemental data:
Net assets, end of period (000’s)	$113,591		$112,291
Average number of Common Shares outstanding, end of period	4,420,478		2,820,182
Ratio of gross expenses to average net assets	7.01	%(7)	2.05	%(4)
Ratio of waivers to average net assets	(5.30)	%(7)	(1.55)	%(4)
Ratio of net expenses to average net assets	1.71	%(6)(7)	0.50	%(4)
Ratio of net investment income (loss) to average net assets	12.07	%(7)	8.54	%(4)
Portfolio turnover rate(5)	3.24%		0%
Asset coverage ratio	656.91%		—%

(1)	Selected data for a Net Asset Value per share outstanding throughout the period.
(2)	Calculated based on average shares outstanding during the period.
(3)	Total return based on net asset value calculated as the change in Net Asset Value per share during the respective periods, assuming distributions, if any, are reinvested on the effects of the performance of the Company during the period.
(4)	Annualized, with the exception of certain non-recurring expenses.

(5)	The Company’s portfolio turnover rate is calculated in accordance with regulatory requirements, without regard to transactions involving short – term investments and certain derivatives. If such transactions were included, the Company’s portfolio turnover rate may be higher.
(6)	Includes interest expense from the Revolving Credit Facility of 1.21% and 0.00% which is being excluded from the Company’s contractual waiver for the six months ended June 30, 2024 and 2023, respectively.
(7)	Annualized.

For the Six Months Ended
June 30, 2024
Class S(5)
Per Share Operating Performance:(1)
Net asset value, beginning of period	$25.13
Income from investment operations:
Net investment income (loss)(2)	1.39
Net realized and unrealized gains (losses)	0.06
Net increase (decrease) in net investment operations	1.45
Distributions declared:
From net investment income	(1.24)
Total distributions declared	(1.24)
Total increase (decrease) in net assets	0.21
Net asset value, end of period	$25.34
Total Return(3)	5.90%
Ratios and supplemental data:
Net assets, end of period (000’s)	$11
Average number of Common Shares outstanding, end of period	421
Ratio of gross expenses to average net assets(7)	359.20%
Ratio of waivers to average net assets(7)	(356.64)%
Ratio of net expenses to average net assets(6)(7)	2.56%
Ratio of net investment income (loss) to average net assets(7)	11.12%
Portfolio turnover rate(4)	3.24%
Asset coverage ratio	656.91%

(1)	Selected data for a Net Asset Value per share outstanding throughout the period.
(2)	Calculated based on average shares outstanding during the period.
(3)	Total return does not consider the effects of sales loads, if any. Total return based on net asset value calculated as the change in Net Asset Value per share during the respective periods, assuming distributions, if any, are reinvested on the effects of the performance of the Company during the period.
(4)	The Company’s portfolio turnover rate is calculated in accordance with regulatory requirements, without regard to transactions involving short-term investments and certain derivatives. If such transactions were included, the Company’s portfolio turnover rate may be higher.
(5)	Class S commenced operation on July 3, 2023.
(6)	Includes interest expense from the Revolving Credit Facility of 1.21% which is being excluded from the Company’s contractual waiver for the six months ended June 30, 2024.
(7)	Annualized.

For the Six Months Ended
June 30, 2024
Class D(5)
Per Share Operating Performance:(1)
Net asset value, beginning of period	$25.13
Income from investment operations:
Net investment income (loss)(2)	1.47
Net realized and unrealized gains (losses)	0.06
Net increase (decrease) in net investment operations	1.53
Distributions declared:
From net investment income	(1.33)
Total distributions declared	(1.33)
Total increase (decrease) in net assets	0.20
Net asset value, end of period	$25.33
Total Return(3)	6.21%
Ratios and supplemental data:
Net assets, end of period (000’s)	$11
Average number of Common Shares outstanding, end of period	423
Ratio of gross expenses to average net assets(7)	557.53%
Ratio of waivers to average net assets(7)	(555.58)%
Ratio of net expenses to average net assets(6)(7)	1.95%
Ratio of net investment income (loss) to average net assets(7)	11.70%
Portfolio turnover rate(4)	3.24%
Asset coverage ratio	656.91%

(1)	Selected data for a Net Asset Value per share outstanding throughout the period.
(2)	Calculated based on average shares outstanding during the period.
(3)	Total return does not consider the effects of sales loads, if any. Total return based on net asset value calculated as the change in Net Asset Value per share during the respective periods, assuming distributions, if any, are reinvested on the effects of the performance of the Company during the period.
(4)	The Company’s portfolio turnover rate is calculated in accordance with regulatory requirements, without regard to transactions involving short-term investments and certain derivatives. If such transactions were included, the Company’s portfolio turnover rate may be higher.
(5)	Class D commenced operation on July 3, 2023.
(6)	Includes interest expense from the Revolving Credit Facility of 1.20% which is being excluded from the Company’s contractual waiver for the six months ended June 30, 2024.
(7)	Annualized.

Note 10. Subsequent Events

The Company’s management evaluated subsequent events through the date of issuance of the financial statements. There have been no subsequent events that occurred during such period that would require disclosure in, or would be required to be recognized in, the financial statements as of June 30, 2024, except as discussed below.

On July 22, 2024, the Company declared a distribution of $0.22500 per Class I Share, $0.20680 per Class S Share, and $0.22100 per Class D Share which is payable on August 30, 2024 to shareholders of record as of July 29, 2024.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information contained in this section should be read in conjunction with “Item 1. Financial Statements.” This discussion contains forward-looking statements, which relate to future events, the Company’s future performance or financial condition and involves numerous risks and uncertainties, including, but not limited to those described in “Risk Factors” in Part I, Item 1A of the Annual Report on Form 10-K for the year ended December 31, 2023 and elsewhere in this Quarterly Report on Form 10-Q.

Overview and Investment Framework

The Company is a recently organized, externally managed, non-diversified closed-end management investment company with limited operating history that has elected to be regulated as a BDC under the 1940 Act effective May 5, 2023. Formed as a Delaware statutory trust on March 21, 2022, we are externally managed by the Manager. The Manager has delegated to the Subadviser responsibility for sourcing potential investments, conducting due diligence on prospective investments, analyzing investment opportunities, structuring investments and monitoring the Company’s portfolio on an ongoing basis. The Company commenced its operations on December 13, 2022. The Company also intends to elect to be treated, and qualify annually, as a RIC under the Code upon filing of the tax return on its statutory due date, commencing with its initial taxable year ended December 31, 2023.

The Company’s investment objective is to seek to generate current income and, to a lesser extent, long-term capital appreciation. The Company seeks to meet its investment objective by investing primarily in privately placed floating rate leveraged (below investment grade) debt, including, but not limited to, senior secured, first lien, debt issuances in middle market companies primarily in the United States, as well as up to 30% of its total assets in investments in other countries (primarily Canada, Europe, Australia and Latin America) by utilizing the experience and expertise that PPC has in managing a portfolio of direct lending investments, since 2000. Emphasis will be placed on companies with value-added businesses in narrowly defined and defensive market sectors, and with the exception of collateral-backed transactions, companies capable of healthy free cash flow generation. PPC also looks for strong management teams with demonstrated track records and significant personal economic stakes in their companies’ success.

Utilizing this strategy, the Company intends to structure its investments seeking meaningful contractual debt repayment and risk reduction features, typically first- priority senior secured ranking in the capital structure, and maintenance covenant(s) and terms protections. The Company will have a limited basket for second lien loans focused on transactions with true collateral coverage, expected to be no more than 20% of total invested capital in senior secured second and third lien loans, and unsecured loans. To manage its liquidity needs, from time to time the Company also intends to invest a portion of its assets in liquid assets, including cash and cash equivalents, liquid fixed-income securities and other credit instruments.

Key Components of Our Results of Operations

Investments

Under normal circumstances, the Company intends to invest at least 80% of its total assets (net assets plus borrowings for investment purposes) in private credit investments. The Company considers private credit investment to include loans, bonds and other credit instruments that are issued in private offerings or issued by private companies. Under normal circumstances, it is expected that the Company will primarily be invested in privately originated and privately negotiated direct lending investments to U.S. middle market companies through (i) first lien senior secured loans (including club deals by a small group of investment firms), and (ii) with not more than 20% of total invested capital in senior secured second and third lien loans, and unsecured loans.

The Company primarily seeks investments in middle market companies predominantly located in the United States, as well as up to 30% of its total assets in investments in other countries (primarily Canada, Europe, Australia, and Latin America).

Revenues

The Company generates revenue in the form of interest income on debt investments, capital gains, and dividend income from our equity investments in our portfolio companies. The senior debt investments bear interest at a floating rate. Interest on debt securities is generally payable monthly, quarterly or semiannually. In some cases, some of our investments may provide for deferred interest payments or payment-in-kind (“PIK”) interest. The principal amount of the debt securities and any accrued but unpaid PIK interest generally will become due at the maturity date. In addition, the Company may generate revenue in the form of commitment and other fees in connection with transactions. Original issue discounts and market discounts or premiums are capitalized, and we accrete or amortize such amounts as interest income. The Company will record prepayment premiums on loans and debt securities as interest income. Dividend income, if any, is recognized on an accrual basis to the extent that we expect to collect such amounts.

Expenses

Except as specifically provided below, all investment professionals and staff of the Manager and the Subadviser, when and to the extent engaged in providing investment advisory services and subadvisory services to the Company and the base compensation, bonus and benefits, of such personnel allocable to such services, will be provided and paid for by the Manager or Subadviser, as applicable.

In connection with its management of the corporate affairs of the Company, the Manager bears the following expenses, among others: (i) the salaries and expenses of all employees of the Company and the Manager, except the fees and expenses of Trustees who are not “affiliated persons” of the Manager or any subadviser within the meaning of the 1940 Act; (ii) all expenses incurred by the Manager in connection with managing the ordinary course of the Company’s business, other than those assumed by the Company in the Management Agreement; (iii) rent or depreciation, utilities, capital equipment or other administrative items of the Manager or its affiliates; and (iv) the fees, costs and expenses payable to a subadviser pursuant to a subadvisory agreement.

From time to time, the Manager or its affiliates may pay third-party providers of goods or services. The Company will reimburse the Manager or such affiliates thereof for any such amounts paid on the Company’s behalf. From time to time, the Manager may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by the Company shareholders, subject to the expense cap noted below.

Expense Limitation and Reimbursement Agreement

The Company has entered into an expense limitation and reimbursement agreement with the Manager (the “Expense Limitation and Reimbursement Agreement”). For additional information see “Item 1. Financial Statements—Notes to Financial Statements—Note 3. Management Agreement and Transactions with Affiliates.”

Portfolio and Investment Activity

For the three months ended June 30, 2024 and 2023, we acquired $18.9 million and $31.9 million, respectively, aggregate principal amount of investments (including $3.1 million and $3.6 million, respectively, of unfunded commitments), all of which was first lien debt.

For the six months ended June 30, 2024 and 2023, we acquired $32.4 million and $82.3 million, respectively, aggregate principal amount of investments (including $4.1 million and $6.1 million, respectively, of unfunded commitments), all of which was first lien debt.

The Company’s portfolio and investment activity for the three and six months ended June 30, 2024 and 2023 are presented below (information presented herein is at amortized cost unless otherwise indicated) (dollar amounts in thousands):

	First Lien
	Debt - Total Investments
	Three Months Ended	Six Months Ended
	June 30, 2024	June 30, 2024
Total Investments, beginning of period	$112,268	$100,588
Purchases of investments	17,731	32,117
Proceeds from principal repayment of investments	(814)	(3,686)
Amortization or accretion of discount on investments	125	291
Net realized gain (loss) on investments	8	8
Total investments, end of period	$129,318	$129,318

Number of Portfolio Companies	40	40

	First Lien
	Debt - Total Investments
	Three Months Ended	Six Months Ended
	June 30, 2023	June 30, 2023
Total Investments, beginning of period	$46,938	$8,486
Purchases of investments	28,259	66,920
Proceeds from principal repayment of investments	(861)	(1,098)
Amortization or accretion of discount on investments	99	127
Net realized gain (loss) on investments	—	—
Total investments, end of period	$74,435	$74,435

Number of Portfolio Companies	23	23

The weighted average yields of the Company’s investments as of June 30, 2024 and December 31, 2023 were as follows:

	June 30, 2024	December 31, 2023
Weighted average yield on debt and income producing investments, at cost (1)	12.56%	12.85%
Weighted average yield on debt and income producing investments, at fair value (1) (2)	12.53%	12.80%
Percentage of debt investments bearing a floating rate (2)	100.0%	100.0%
Percentage of debt investments bearing a fixed rate (2)	0.0%	0.0%

(1)	Computed as (a) effective interest rates as of each respective date plus the annual accretion of discounts or less the annual amortization of premiums, as applicable, on accruing debt included in such securities, divided by (b) total debt investments (at fair value or cost, as applicable) included in such securities. Actual yields earned over the life of each investment could differ materially from the yields presented above.
(2)	Measured on a fair value basis and excludes investments on non-accrual status, if any.

The Company’s investments as of June 30, 2024 and December 31, 2023 consisted of the following (dollar amounts in thousands):

	June 30, 2024
			Percentage of
			Total Investments
	Cost	Fair value	at Fair Value
First Lien Debt	$129,318	$129,664	100.00%
Total	$129,318	$129,664	100.00%

Largest portfolio company investment	$7,064	$7,090	5.47%
Average portfolio company investment	$3,233	$3,242	2.50%

	December 31, 2023
			Percentage of
			Total Investments
	Cost	Fair value	at Fair Value
First Lien Debt	$100,588	$101,019	100.00%
Total	$100,588	$101,019	100.00%

Largest portfolio company investment	$6,991	$7,032	6.96%
Average portfolio company investment	$3,048	$3,061	3.03%

Results of Operations

Operating results for the three and six months ended June 30, 2024 and 2023 were as follows (dollar amounts in thousands):

	For the Three Months Ended			For the Six Months Ended
	June 30, 2024		June 30, 2023	June 30, 2024		June 30, 2023
Investment income
From non-affiliated investments:
Interest income	$3,768		$2,109	$7,231		$2,674
Dividend income	58		488	178		528
Fee income	50		—	109		—
From affiliated investments:
Dividend Income	3		—	3		—
Total investment income	3,879		2,597	7,521		3,202

Expenses
Professional fees	821		201	1,396		226
Interest expense	449		—	700		—
Management fees	349		—	685		—
Income based incentive fees	218		185	438		185
Capital gains incentive fees	35		—	69		—
Custodian and accounting fees	84		45	151		90
Blue sky fees	—		—	90		—
Trustees’ fees	52		44	99		88
Transfer agent’s fees and expenses(**)	41		78	69		78
Pricing fees	25		27	52		27
Shareholders’ reports	44		12	70		12
Servicing and distribution fees	—	(*)	—	—	(*)	—
Other general & administrative	26		3	54		19
Total expenses	2,144		595	3,873		725
Expense reimbursement	(953)		(285)	(1,748)		(363)
Incentive fees waived	(253)		(185)	(507)		(185)
Management fees waived	(349)		—	(685)		—
Net expenses	589		125	933		177
Net investment income (loss)	3,290		2,472	6,588		3,025

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-affiliated investments transactions	8		—	8		—
Forward foreign currency contracts transactions	73		(8)	(71)		(8)
Foreign currency transactions	(4)		(5)	5		7
Net realized gain (loss)	77		(13)	(58)		(1)
Net change in unrealized appreciation (depreciation):
Non-affiliated investments	160		34	(85)		113
Forward foreign currency contracts	41		20	498		9
Foreign currency	3		5	—	(*)	—
Net change in unrealized appreciation (depreciation)	204		59	413		122
Net realized and unrealized gain (loss)	281		46	355		121
Net increase (decrease) in net assets resulting from operations	$3,571		$2,518	$6,943		$3,146

(*)	Less than $500
(**)

For the three and six months ended June 30, 2024, $7 and $13, respectively, of affiliated expenses were included. For the three and six months ended June 30, 2023, there were no affiliated expenses incurred by the Company.

Investment Income

For the three and six months ended June 30, 2024, investment income was $3.9 million and $7.5 million, respectively, all of which was attributable to interest and fees on our debt investments, dividend income and fee income. The increase in investment income from the three and six months ended June 30, 2023 was primarily due to an increase of $18.9 million and $32.4 million, respectively, aggregate principal amount of new investments acquired during the period.

For the three and six months ended June 30, 2023, investment income was $2.6 million and $3.2 million, respectively, all of which was attributable to interest and fees on our debt investments and dividend income.

Expenses

Total expenses before expense reimbursement and incentive and management fee waivers for the three and six months ended June 30, 2024 were $2.1 million and $3.9 million, respectively, consisting primarily of professional fees, income based incentive fees, capital gains incentive fees, blue sky fees management fees, custodian and accounting fees, trustees’ fees, transfer agent’s fees and expenses, interest expense, pricing fees, shareholder’s reports, and other general and administrative fees. The increase in total expenses from the three and six months ended June 30, 2024 was primarily related to an increase in professional fees, interest expenses, management and incentive fees due to an increased cost of servicing a larger investment portfolio.

Total expenses before expense reimbursement and incentive fee waiver for the three and six months ended June 30, 2023 were $595 thousand and $725 thousand, consisting primarily of income based incentive fees, custodian and accounting fees, trustees’ fees, pricing fees, professional fees, transfer agent’s fees and expenses, shareholder’s reports and other general and administrative fees.

The expense reimbursement amount represents the amount of expenses waived by the Manager in accordance with the Expense Limitation and Reimbursement Agreement.

For the three and six months ended June 30, 2024, the Company accrued income based incentive fees of $218 thousand and $438 thousand, respectively, all of which were subject to waiver by the Manager. For the three and six months ended June 30, 2023, the Company accrued income based incentive fees of $185 thousand and $185 thousand, respectively, all of which were subject to waiver by the Manager.

For the three and six months ended June 30, 2024, the Company accrued capital gains incentive fees of $35 thousand and $69 thousand, respectively, all of which were subject to waiver by the Manager. For the three and six months ended June 30, 2023, there were no capital gains incentive fees recorded by the Company. As of June 30, 2024, there were no capital gains incentive fees payable by the Company.

For the three and six months ended June 30, 2024, the Company accrued management fees of $349 thousand and $685 thousand, respectively, all of which were subject to waiver by the Manager. For the three and six months ended June 30, 2023, the Company did not accrue any management fees. As of June 30, 2024, there were no management fees payable by the Company.

Income Taxes, Including Excise Taxes

The Company intends to elect to be treated as a RIC under the Code upon filing of the tax return on its statutory due date, commencing with the taxable year ended December 31, 2023. To qualify for and maintain qualification as a RIC, the Company must, among other things, meet certain source-of-income and asset diversification requirements. In addition, to qualify for RIC tax treatment, the Company must distribute to its shareholders, for each taxable year, at least 90% of the sum of (i) its “investment company taxable income” for that year (without regard to the deduction for dividends paid), which is generally its ordinary income plus the excess, if any, of its realized net short-term capital gains over its realized net long- term capital losses and (ii) its net tax-exempt income. So long as the Company maintains its status as a RIC, it generally will not pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes at least annually to its shareholders as dividends. Rather, any tax liability related to income earned and distributed by the Company would represent obligations of the Company’s shareholders and would not be reflected in the financial statements of the Company.

In addition, based on the excise tax distribution requirements, the Company is subject to a 4% nondeductible federal excise tax on undistributed income unless the Company distributes in a timely manner in each taxable year an amount at least equal to the sum of (1) 98% of its ordinary income for the calendar year, (2) 98.2% of capital gain net income (both long-term and short-term) for the one-year period ending October 31 in that calendar year and (3) any income realized, but not distributed, in prior years. For this purpose, however, any ordinary income or capital gain net income retained by the Company that is subject to corporate income tax is considered to have been distributed.

For the three and six months ended June 30, 2024 and 2023, the Company did not incur any excise tax expense.

Net realized gain (loss) and Net change in unrealized appreciation (depreciation)

For the three and six months ended June 30, 2024, the Company reported realized gains (losses) from foreign currency transactions of $(4) thousand and $5 thousand, respectively, primarily as a result of fluctuations in the foreign currency. For the three and six months ended June 30, 2024, the Company reported realized gains (losses) from forward foreign currency contracts of $73 thousand and $(71) thousand, respectively. For the three and six months ended June 30, 2024, the Company reported realized gains from non-affiliated investments transactions of $8 thousand and $8 thousand, respectively.

For the three and six months ended June 30, 2023, the Company reported realized gains (losses) from foreign currency transactions of $(5) thousand and $7 thousand, respectively. For the three and six months ended June 30, 2023, the Company reported a realized losses from forward currency contracts of $8 thousand and $8 thousand, respectively. For the three and six months ended June 30, 2023, the Company reported no realized gains from non-affiliated investments transactions.

For the three and six months ended June 30, 2024, the Company reported unrealized appreciation (depreciation) from foreign currency of $3 thousand and less than $(500), respectively. For the three and six months ended June 30, 2024, the Company reported unrealized appreciation from forward foreign currency contracts of $41 thousand and $498 thousand, respectively. For the three and six months ended June 30, 2024, the Company reported unrealized appreciation (depreciation) from non-affiliated investments transactions of $160 thousand and $(85) thousand, respectively, which reflects the net change in the fair value of our investment portfolio relative to its cost basis over the period.

For the three and six months ended June 30, 2023, the Company reported unrealized appreciation from foreign currency of $5 thousand and $0, respectively. For the three and six months ended June 30, 2023, the Company reported unrealized appreciation from forward foreign currency contracts of $20 thousand and $9 thousand, respectively. For the three and six months ended June 30, 2023, the Company reported unrealized appreciation from non-affiliated investments transactions of $34 thousand and $113 thousand, respectively, which reflects the net change in the fair value of our investment portfolio relative to its cost basis over the period.

Financial Condition, Liquidity and Capital Resources

The Company’s liquidity and capital resources are generated primarily through the net proceeds of the offering of the Common Shares, any financing arrangements we may enter into in the future, and cash flows from operations, including investments sales and repayments and income earned from investments and cash equivalents. The primary uses of cash have been investments in portfolio companies and other general corporate purposes.

The primary uses of cash are expected to be for investments in portfolio companies and other investments, distributions to shareholders, for operational costs such as paying management and incentive fees, custodian and accounting fees and for the cost of any borrowings or financing arrangements. We believe that cash flows from operations and existing cash on hand, together with net proceeds of the offering of the Common Shares, will be sufficient to satisfy our anticipated cash requirements for the next twelve months and foreseeable future.

The Company is permitted, under specified conditions, to issue multiple classes of indebtedness and one class of shares senior to Common Shares if asset coverage, as defined in the 1940 Act, would at least equal 150% immediately after each such issuance. On November 8, 2022, the Company’s sole shareholder approved the adoption of this 150% threshold pursuant to Section 61(a)(2) of the 1940 Act and such election became effective the following day. In addition, while any senior securities remain outstanding, the Company will be required to make provisions to prohibit any dividend distribution to shareholders or the repurchase of such securities or shares unless the Company meets the applicable asset coverage ratios at the time of the dividend distribution or repurchase. The Company also may be permitted to borrow amounts up to 5% of the value of the total assets for temporary or emergency purposes, which borrowings would not be considered senior securities. As of June 30, 2024 and December 31, 2023, the Company had an aggregate amount of $20.4 million and $0 of debt securities outstanding and the asset coverage ratio was 656.9% and 0%, respectively.

Pursuant to the Expense Limitation and Reimbursement Agreement, for three years from May 5, 2023, the effective date of the Company’s registration statement (the “ELRA Period”), the Manager has contractually agreed to waive its fees and/or reimburse expenses of the Company so that the Company’s Specified Expenses (as defined below) will not exceed 0.50% of net assets (annualized). The Company has agreed to repay these amounts, when and if requested by the Manager, but only if and to the extent that Specified Expenses are less than 0.50% of net assets (annualized) (or, if a lower expense limit is then in effect, such lower limit) within three years after the date the Manager waived or reimbursed such fees or expenses. This arrangement cannot be terminated without the consent of the Company’s Board prior to the end of the ELRA Period. “Specified Expenses” includes all expenses incurred in the business of the Company, including organizational and offering costs (excluding the organizational and offering expenses relating to the initial sale of Class I, Class S and Class D Common Shares), with the following exceptions: (i) the management fee, (ii) the incentive fee, (iii) the shareholder servicing and/or distribution fee, (iv) brokerage costs or other investment-related out-of-pocket expenses, (v) dividend/ interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Company), (vi) taxes, and (vii) extraordinary expenses (as determined in the sole discretion of the Manager). Prior to the Company’s election of BDC status, the Manager agreed to voluntarily enact the above-described expense limitation.

As of June 30, 2024, the Company had $4.0 million in cash and cash equivalents, including foreign currency. During the six months ended June 30, 2024, cash used in operating activities was $21.6 million, primarily as a result of purchasing portfolio investments of $32.1 million, partially offset by proceeds from repayment of investments of $3.6 million. Cash provided by financing activities was $9.3 million, primarily as a result of dividends paid in cash and borrowings under the Revolving Credit Facility.

As of June 30, 2023, the Company had $37.2 million in cash and cash equivalents, including foreign currency. During the six months ended June 30, 2023, cash used in operating activities was $63.4 million, primarily as a result of purchasing portfolio investments of $66.9 million, partially offset by proceeds from repayment of investments of $1.0 million. Cash provided by financing activities was $97.4 million, primarily as a result of proceeds from the issuance of Common Shares.

Equity

The following tables summarize transactions with respect to the Common Shares for the three and six months ended June 30, 2024 (dollars in thousands except share amounts):

	For the three months ended June 30, 2024
	Class I		Class S			Class D
	Shares	Amount	Shares	Amount		Shares	Amount
Shares/gross proceeds from the continuous public offerings	20,278	$503	—	$—		—	$—
Shares/gross proceeds from the private placements	—	—	—	—		—	—
Share transfers between classes	—	—	—	—		—	—
Reinvestment of distribution	121,485	3,013	11	—	*	11	—	*
Repurchased Shares	—	—	—	—		—	—
Net Increase (decrease)	141,763	$3,516	11	$—		11	$—

	For the six months ended June 30, 2024
	Class I		Class S		Class D
	Shares	Amount	Shares	Amount	Shares	Amount
Shares/gross proceeds from the continuous public offerings	40,521	$1,003	—	$—	—	$—
Shares/gross proceeds from the private placements	—	—	—	—	—	—
Share transfers between classes	—	—	—	—	—	—
Reinvestment of distribution	200,836	4,974	55	1	57	1
Repurchased Shares	—	—	—	—	—	—
Net Increase (decrease)	241,357	$5,977	55	$1	57	$1

(*)	Less than $500

Distributions

The following tables summarize the Company’s distributions declared and payable for the six months ended June 30, 2024 (dollars in thousands except per share amounts) by share class:

			Class I
Declaration Date	Record Date	Payment Date	Distribution Per Share	Distribution Amount
January 24, 2024	January 31, 2024	February 27, 2024	$0.22500	$972
February 23, 2024	February 29, 2024	March 27, 2024	0.22500	986
March 22, 2024	March 28, 2024	April 26, 2024	0.22500	995
April 22, 2024	April 30, 2024	May 29, 2024	0.22500	1,009
May 22, 2024	May 31, 2024	June 26, 2024	0.22500	1,018
June 21, 2024	June 28, 2024	July 29, 2024	0.22500	1,026

			Class S
Declaration Date	Record Date	Payment Date	Distribution Per Share	Distribution Amount
January 24, 2024	January 31, 2024	February 27, 2024	$0.20680	$—	*
February 23, 2024	February 29, 2024	March 27, 2024	0.20680	—	*
March 22, 2024	March 28, 2024	April 26, 2024	0.20680	—	*
April 22, 2024	April 30, 2024	May 29, 2024	0.20680	—	*
May 22, 2024	May 31, 2024	June 26, 2024	0.20680	—	*
June 21, 2024	June 28, 2024	July 29, 2024	0.20680	—	*

			Class D
Declaration Date	Record Date	Payment Date	Distribution Per Share	Distribution Amount
January 24, 2024	January 31, 2024	February 27, 2024	$0.22100	$—	*
February 23, 2024	February 29, 2024	March 27, 2024	0.22100	—	*
March 22, 2024	March 28, 2024	April 26, 2024	0.22100	—	*
April 22, 2024	April 30, 2024	May 29, 2024	0.22100	—	*
May 22, 2024	May 31, 2024	June 26, 2024	0.22100	—	*
June 21, 2024	June 28, 2024	July 29, 2024	0.22100	—	*

*	Less than $500

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan, pursuant to which we will reinvest all cash dividends declared by the Board on behalf of shareholders who do not elect to receive their dividends in cash as provided below. As a result, if the Board authorizes, and the Company declares, a cash dividend or other distribution, then shareholders who have not opted out of the distribution reinvestment plan will have their cash distributions automatically reinvested in additional shares as described below, rather than receiving the cash dividend or other distribution. Distributions on fractional shares will be credited to each participating shareholder’s account to three decimal places. The following tables reflect the Shares issued pursuant to the dividend reinvestment plan for the six months ended June 30, 2024:

Class I
Declaration Date	Record Date	Payment Date	Shares Issued
December 22, 2023	December 29, 2023	January 20, 2024	107
January 24, 2024	January 31, 2024	February 27, 2024	39,375
February 23, 2024	February 29, 2024	March 27, 2024	39,869
March 22, 2024	March 28, 2024	April 26, 2024	40,151
April 22, 2024	April 30, 2024	May 29, 2024	40,516
May 22, 2024	May 31, 2024	June 26, 2024	40,818

Class S
Declaration Date	Record Date	Payment Date	Shares Issued
December 22, 2023	December 29, 2023	January 20, 2024	38
January 24, 2024	January 31, 2024	February 27, 2024	3
February 23, 2024	February 29, 2024	March 27, 2024	3
March 22, 2024	March 28, 2024	April 26, 2024	3
April 22, 2024	April 30, 2024	May 29, 2024	4
May 22, 2024	May 31, 2024	June 26, 2024	4

Class D
Declaration Date	Record Date	Payment Date	Shares Issued
December 22, 2023	December 29, 2023	January 20, 2024	38
January 24, 2024	January 31, 2024	February 27, 2024	4
February 23, 2024	February 29, 2024	March 27, 2024	4
March 22, 2024	March 28, 2024	April 26, 2024	4
April 22, 2024	April 30, 2024	May 29, 2024	4
May 22, 2024	May 31, 2024	June 26, 2024	3

Share Repurchase Program

The Company provides liquidity through a quarterly repurchase program pursuant to which it will offer to repurchase, in each quarter, up to 5% of its Common Shares outstanding (either by number of Shares or aggregate NAV) as of the close of the previous calendar quarter. The Board may amend or suspend the share repurchase program at any time if in its reasonable judgment it deems such action to be in the Company’s best interest and the best interest of the Company’s shareholders, such as when a repurchase offer would place an undue burden on the Company’s liquidity, adversely affect the Company’s operations or risk having an adverse impact on the Company that would outweigh the benefit of the repurchase offer. As a result, share repurchases may not be available each quarter. The Company intends to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Securities Exchange Act of 1934, as amended and Section 23 (c) of the 1940 Act. All Shares purchased by the Company pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued Shares. Any repurchases of the Manager’s and affiliate shares will be on the same terms and subject to the same limitations as other shareholders.

Under the Company’s share repurchase program, to the extent the Company offers to repurchase Shares in any particular quarter, the Company expects to repurchase Shares pursuant to quarterly tender offers on or around the last business day of that quarter using a purchase price equal to the NAV per share as of the last calendar day of the applicable quarter, except that shares that have not been outstanding for at least one year will be subject to the Early Repurchase Deduction. The one-year holding period is measured as of the subscription closing date immediately following the prospective Repurchase Date. The Early Repurchase Deduction may be waived in the case of repurchase requests arising from the death, divorce or qualified disability of the holder. The Early Repurchase Deduction will be retained by the Company for the benefit of remaining shareholders.

During the three and six months ended June 30, 2024, no Share repurchases were completed by the Company.

Borrowings

On October 30, 2023, the Company entered into a senior secured revolving credit facility (the “Revolving Credit Facility”) with Sumitomo Mitsui Banking Corporation.

The Revolving Credit Facility is secured by substantially all of the assets in the Company’s portfolio, including cash and cash equivalents. The stated interest rate on the Revolving Credit Facility is determined pursuant to a formula-based calculation based on the gross borrowing base at the time, resulting in a stated interest rate, depending on the type of borrowing, of either (a) Term SOFR plus a 10 basis point credit spread adjustment and an applicable margin equal to 2.125% per annum or 2.25% per annum, or (b) Alternate Base Rate plus a 10 basis point credit spread adjustment and an applicable margin equal to 1.125% per annum or 1.25% per annum in respect of USD borrowings and comparable rates in respect of non-USD borrowings.

The initial principal amount of the Revolving Credit Facility is $150 million. The Revolving Credit Facility has an accordion feature, subject to the satisfaction of various conditions, which could bring total commitments under the Revolving Credit Facility to up to $350 million. All amounts outstanding under the Revolving Credit Facility must be repaid by the date that is five years after the closing date of the Revolving Credit Facility.

The following table presents outstanding borrowings as of June 30, 2024 (dollar amounts in thousands):

	June 30, 2024
	Aggregate
	Principal	Outstanding	Carrying	Unused	Amount
	Committed	Principal	Value	Portion(1)	Available(2)
Revolving Credit Facility	$150,000	$20,400	$20,400	$129,600	$66,509
Total	$150,000	$20,400	$20,400	$129,600	$66,509

(1)	The unused portion is the amount upon which commitment fees, if any, are based.
(2)	The amount available reflects any limitations related to the credit facility’s borrowing base.

For additional information on our debt obligations see “Note 6. Borrowings” to the financial statements.

Off-Balance Sheet Arrangements

Other than contractual commitments and other legal contingencies incurred in the normal course of our business, we do not expect to have any off-balance sheet financings or liabilities.

Critical Accounting Estimates

The preparation of the financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Changes in the economic environment, financial markets, and any other parameters used in determining such estimates could cause actual results to differ. The Company considers the most significant accounting policies to be those related to Valuation of Portfolio Investments, are described below. The critical accounting policies and estimates should be read in conjunction with the financial statements and related notes in, Item 1, as well as with “Risk Factors” in Part I, Item 1A of the Annual Report Form 10-K for the year ended December 31, 2023.

The Company values its investments in accordance with FASB ASC 820, Fair Value Measurement (“ASC 820”), which defines fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the applicable measurement date. ASC 820 prioritizes the use of observable market prices derived from such prices over entity-specific inputs. The Company is required to report its investments for which current market values are not readily available at fair value. Due to the inherent uncertainties of valuation, certain estimated fair values may differ significantly from the values that would have been realized had a readily available market for these investments existed, and these differences could be material. See “Item 1. Financial Statements - Note 5. Fair Value Measurements.”

The Company’s Board of Trustees (the “Board”) has adopted valuation procedures for security valuation under which fair valuation responsibilities have been delegated to PGIM Investments LLC (“PGIM Investments,” the “Manager” or the “Valuation Designee”). Pursuant to the Board’s delegation, the Valuation Designee has established a valuation committee responsible for supervising the fair valuation of portfolio securities and other assets and liabilities. The valuation procedures permit the Company to utilize independent valuation advisor services.

The Valuation Designee will use reliable market quotations to value the Company’s investments when such market quotations are readily available. Debt and equity securities that are not publicly traded or whose market price is not readily available or whose market quotations are not deemed to represent fair value are valued at fair value as determined in good faith by or under the direction of the Valuation Designee. Market quotations may be deemed not to represent fair value in certain circumstances where the Valuation Designee reasonably believes that facts and circumstances applicable to an issuer, a seller or purchaser or the market for a particular security causes current market quotes not to reflect the fair value of the security.

If and when market quotations are deemed not to represent fair value, the Company typically utilizes independent third party valuation firms to assist in determining fair value. Accordingly, such investments go through a multi-step valuation process as described below. The Valuation Designee may engage one or more independent valuation firms based on a review of each firm’s expertise and relevant experience in valuing certain securities. In each case, independent valuation firms consider observable market inputs together with significant unobservable inputs in arriving at their valuation recommendations for such Level 3 categorized assets.

With respect to investments for which market quotations are not readily available or when such market quotations are deemed not to represent fair value, the Valuation Designee, subject to oversight by the Company’s Board, has approved a multi-step valuation process each month, as described below:

●	Valuation process begins with each portfolio company or investment being initially valued at cost. For Level 3 investments, the cost (purchase price adjusted for accreted original issue discount/amortized premium) or any recent comparable trade activity on the security investment shall be considered to reasonably approximate the fair value of the investment, provided that no material change has since occurred in the issuer’s business, significant inputs or the relevant environment.
●	The Valuation Designee discusses valuations and determines in good faith the fair value of each investment in the portfolio based in part on information from an independent valuation firm that is provided on a monthly basis in conjunction with the determination of the Net Asset Value (“NAV”) per share each month.
●	Valuation conclusions are discussed with and documented by the Valuation Designee, including whether a significant observable change has occurred since the most recent month-end with respect to an investment that requires an adjustment from the most recent monthly valuation.
●	The Board reviews valuations approved by the Valuation Designee at least quarterly.

As part of the Company’s valuation process, the Valuation Designee will take into account relevant factors in determining the fair value of the Company’s investments without market quotations, many of which are loans, including and in combination, as relevant: (i) the estimated enterprise value of a portfolio company, (ii) the nature and realizable value of any collateral, (iii) the portfolio company’s ability to make payments based on its earnings and cash flow, (iv) the markets in which the portfolio company does business, (v) a comparison of the portfolio company’s securities to any similar publicly traded securities, and (vi) overall changes in the interest rate environment and the credit markets that may affect the price at which similar investments may be made in the future. The determinations of fair value may differ materially from the values that would have been used if a readily available market for these non-traded securities existed. Due to this uncertainty, fair value determinations may cause NAV on a given date to materially differ from the value that may ultimately realize upon the sale of one or more of the investments.

The Board reviews the valuations of portfolio investments quarterly and, no less frequently than annually, the adequacy of policies and procedures regarding valuations and the effectiveness of their implementation.

The Company’s accounting policy on the fair value of investments is critical because the determination of fair value involves subjective judgments and estimates. Due to the inherent uncertainty of determining fair value measurements, the fair values of investments may differ from the amounts that we ultimately realize or collect from sales or maturities of investments, and the differences could be material.

Recent Developments

The Company’s management evaluated recent developments through the date of issuance of the financial statements. There have been no recent developments that occurred during such period that would require disclosure in this report, except as discussed below.

On July 22, 2024, the Company declared a distribution of $0.22500 per Class I Share, $0.20680 per Class S Share, and $0.22100 per Class D Share which is payable on August 30, 2024 to shareholders of record as of July 29, 2024.

Item 3. Quantitative and Qualitative Disclosure About Market Risk

The Company is subject to financial market risks, including valuation risk, interest rate risk and currency risk.

Valuation Risk

The Company plans to invest primarily in illiquid debt securities of private companies. Securities that are not publicly traded or for which market prices are not readily available will be valued at fair value as determined in good faith pursuant to procedures adopted by the Manager, as valuation designee pursuant to Rule 2a-5 under the 1940 Act, and under the oversight of the Board, based on, among other things, the input of the Manager, the Subadviser and independent third-party valuation firms engaged at the direction of the Valuation Designee to review the Company’s investments. The Board will review and determine, or (subject to the Board’s oversight) delegate to the Valuation Designee to determine, the fair value of each of the Company’s investments and NAV per share each month. There is no single standard for determining fair value. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. If the Company was required to liquidate a portfolio investment in a forced or liquidation sale, the Company may realize amounts that are different from the amounts presented and such differences could be material.

Interest Rate Risk

Interest rate sensitivity refers to the change in earnings that may result from changes in the level of interest rates. The company intends to fund portions of investments with borrowings, and at such time, net investment income will be affected by the difference between the rate at which the Company invests and the rate at which the Company borrow. Accordingly, the Company cannot assure shareholders that a significant change in market interest rates will not have a material adverse effect on net investment income.

If deemed prudent, the Company may use interest rate risk management techniques in an effort to minimize exposure to interest rate fluctuations. The Company may hedge against interest rate and currency exchange rate fluctuations by using standard hedging instruments such as futures, options and forward contracts subject to the requirements of the 1940 Act. While hedging activities may insulate us against adverse changes in interest rates, they may also limit our ability to participate in benefits of lower interest rates with respect to our portfolio of investments with fixed interest rates. The Company may also borrow funds in local currency as a way to hedge our non-U.S. denominated investments.

In the event of a rising interest rate environment, payments under floating rate debt instruments generally would rise and there may be a significant number of issuers of such floating rate debt instruments that would be unable or unwilling to pay such increased interest costs and may otherwise be unable to repay their loans. Investments in floating rate debt instruments may also decline in value in response to rising interest rates if the interest rates of such investments do not rise as much, or as quickly, as market interest rates in general. Similarly, during periods of rising interest rates, fixed-rate debt instruments may decline in value because the fixed rates of interest paid thereunder may be below market interest rates.

Based on Statement of Assets and Liabilities as of June 30, 2024, the following table shows the annualized impact on net income of hypothetical base rate changes in interest rates (considering interest rate floors for variable rate instruments) assuming no changes in investment (dollar amounts in thousands):

	Interest Income	Interest Expense	Net Income
Up 300 basis points	$3,962	$(612)	$3,350
Up 200 basis points	2,641	(408)	2,233
Up 100 basis points	1,321	(204)	1,117
Down 100 basis points	(1,321)	204	(1,117)
Down 200 basis points	(2,641)	408	(2,233)

Currency Risk

The Company expects to hedge most of the risk of foreign currency fluctuations on the non-U.S. cash receipts that would flow from non-U.S. investments, including by funding such investments with borrowings denominated in the relevant foreign currency or through other hedging techniques (including the use of foreign currency forward contracts or swaps), subject to the requirements of the 1940 Act. A foreign currency forward contract is an obligation to buy or sell a given currency on a future date and at a set price or to make or receive a cash payment based on the value of a given currency at a future date. Delivery of the underlying currency is expected, the terms are individually negotiated, the counterparty is not a clearing corporation or an exchange, and payment on the contract is made upon delivery, rather than daily. There is uncertainty regarding the timing and amounts of those future cash flows, and the Company’s strategies for hedging transactions are subject to inherent imperfections. As such, the full risk of currency fluctuations will not be eliminated and the Company may be exposed to additional risk of loss. There can be no guarantee that instruments suitable for hedging in market shifts will be available at the time when the Company wishes to use them. Certain of the Company’s hedging transactions may be undertaken through brokers, banks or other organizations, and the Company will be subject to risk of default or insolvency of such counterparties. In such event, there can be no assurance that any money advanced to or obligations from these counterparties would be repaid or that the Company would have any recourse in the event of default. Further, hedging transactions may reduce cash available to pay distributions to shareholders.

Item 4. Control and Procedures

(a)	Evaluation of Disclosure Controls and Procedures

In accordance with Rules 13a-15(b) and 15d-15(b) of the Exchange Act, we, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act) as of the end of the period covered by this Quarterly Report on Form 10-Q and determined that our disclosure controls and procedures are effective as of the end of the period covered by this Quarterly Report on Form 10-Q.

(b)	Changes in Internal Controls Over Financial Reporting

There have been no changes in our internal controls over financial reporting that occurred during the quarter ended June 30, 2024 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

PART II – OTHER INFORMATION

Item 1. Legal Proceedings

The Company is not currently subject to any material legal proceedings, nor, to our knowledge, are any material legal proceedings threatened against us. From time to time, the Company may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies. Our business is also subject to extensive regulation, which may result in regulatory proceedings against us.

Item 1A. Risk Factors

There have been no material changes to the risk factors previously disclosed under Item 1A in the Annual Report on Form 10-K for the year ended December 31, 2023, which could materially affect business, financial condition and/or operating results Although the risks described in the prospectus represent the principal risks associated with an investment in us, they are not the only risks the Company’s face. Additional risks and uncertainties not currently known to us or that the Company currently deem to be immaterial may materially affect our business, financial condition and/or operating results.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults Upon Senior Securities

Not applicable.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

None

Item 6. Exhibits

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
3.1	Third Amended and Restated Agreement and Declaration of Trust of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on July 16, 2024)
3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-K, filed on March 25, 2024)
31.1	Certification of Principal Executive Officer Pursuant to Rule 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*
31.2	Certification of Principal Financial Officer Pursuant to Rule 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*
32.1	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*
32.2	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*
101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed Herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

PGIM PRIVATE CREDIT FUND

Date: August 12, 2024	By:	/s/ Stuart S. Parker
Name: Stuart S. Parker
Title: President and Principal Executive Officer (Authorized Signatory)

Date: August 12, 2024	By:	/s/ Christian J. Kelly
Name: Christian J. Kelly
Title: Chief Financial Officer (Principal Financial Officer)